UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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EchoStar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2025

DEAR SHAREHOLDER:

It is my pleasure to invite you to attend the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar”). The Annual Meeting will be held on May 2, 2025, at 9:00 a.m., Mountain Time. The Annual Meeting will be conducted online via live audio webcast at www.virtualshareholdermeeting.com/SATS2025. We are pleased to use the virtual meeting format to facilitate shareholder attendance, voting and questions by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows stockholders to participate fully from any location, without the cost of travel. You will be able to participate, submit questions and vote your shares electronically.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the proposals to be considered and voted upon at the Annual Meeting. During the Annual Meeting, we will also review EchoStar’s operations and other items of general interest regarding the corporation.

All shareholders are invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting online, it is important that you be represented. To ensure that your vote is received and counted, please follow the instructions included with your proxy card to vote online, by mail or by telephone.

On behalf of the Board of Directors and senior management, I would like to express our appreciation for your support and interest in EchoStar.

CHARLES W. ERGEN

Chairman of the Board of Directors

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF ECHOSTAR CORPORATION:

The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation will be held on May 2, 2025, at 9:00 a.m., Mountain Time, via the Internet through a virtual Web conference at www.virtualshareholdermeeting.com/SATS2025. We are pleased to use the virtual meeting format to facilitate shareholder attendance, voting and questions by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows shareholders to participate fully from any location, without the cost of travel.

The Annual Meeting is being held for the following purposes:

1.	To elect eleven directors to our Board of Directors;
2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
3.	To consider and act upon any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the Annual Meeting, we ask that you vote using one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes:

●	Vote online or by telephone, by following the instructions included with your proxy card; or
●	Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.

Only shareholders of record at the close of business on March 11, 2025 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. This Proxy Statement and proxy card were either made available to you on the Internet or mailed to you beginning on or about March 21, 2025.

By Order of the Board of Directors

DEAN A. MANSON

Chief Legal Officer and Secretary

March 21, 2025

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held May 2, 2025:

Our Annual Report, Proxy Statement and Notice of Internet Availability of

Proxy Materials are available at proxyvote.com.

9601 South Meridian Boulevard, Englewood, Colorado  80112  ||  Tel: (303) 723-1000

PROXY STATEMENT

OF

ECHOSTAR CORPORATION

i

GENERAL INFORMATION

This Proxy Statement and the accompanying proxy card are being furnished to you in connection with the 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of EchoStar Corporation (“EchoStar,” “we,” “us,” “our,” the “Corporation” or the “Company”). The purpose of the Annual Meeting is to:  (i) elect eleven directors to our Board of Directors (the “Board” or “Board of Directors”); and (ii) ratify KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Your proxy is being solicited by our Board of Directors. The Board is currently not aware of any other matters proposed to be presented at the Annual Meeting.

Date, Time and Place

The Annual Meeting will be held on May 2, 2025, at 9:00 a.m., Mountain Time, via the Internet through a virtual Web conference at www.virtualshareholdermeeting.com/SATS2025. We are pleased to use the virtual meeting format to facilitate shareholder attendance, voting and questions by leveraging technology to communicate more effectively and efficiently with our shareholders. This format allows shareholders to participate fully from any location, without the cost of travel.

Securities Entitled to Vote

This Proxy Statement is being sent or provided on or about March 21, 2025, to holders of record at the close of business on March 11, 2025 (the “Record Date”) of our Class A common stock, par value $0.001 per share (the “Class A Shares”), and our Class B common stock, par value $0.001 per share (the “Class B Shares”). Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

If your shares are registered directly in your name with us or with our transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares. Shareholders of record receive this Proxy Statement and the accompanying Annual Report and the proxy card directly from us. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. Your broker, bank or other nominee, who is considered the shareholder of record for such shares, should have forwarded the Notice of Internet Availability of Proxy Materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by completing the voting instruction form.

At the close of business on the Record Date, 155,202,630 Class A Shares and 131,348,468 Class B Shares were outstanding. Each of the Class A Shares is entitled to one vote per share on each proposal to be considered by our shareholders. Each of the Class B Shares is entitled to ten votes per share on each proposal to be considered by our shareholders.

A complete record of the shareholders entitled to vote at the Annual Meeting will be available at our headquarters at 9601 South Meridian Boulevard, Englewood, Colorado 80112 for inspection by any shareholder for any purpose germane to the Annual Meeting for a period of at least ten days prior to the Annual Meeting during normal business hours, and at any time during the Annual Meeting. To inspect the list during the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form. Please refer to “Access to the Audio Webcast of the Annual Meeting” for more details about attending the Annual Meeting online. We are not holding an in-person meeting.

Voting of Proxies

To vote online or by telephone, please refer to the instructions included with the accompanying proxy card. You will need your 16-digit control number to vote in this manner. To vote by mail, please complete the proxy card and return it to us as instructed in the proxy card. Votes submitted online, by telephone, or by mail must be received by 11:59 p.m., Eastern Time, on Thursday, May 1, 2025. Submitting your vote online or by telephone or mail will not affect your right to vote at the Annual Meeting, if you choose to do so. Proxies that are properly delivered to us and not revoked before the closing of the polls during the Annual Meeting will be voted with respect to the proposals described in this Proxy Statement in accordance with the instructions set forth in those proxies. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on that matter. If your shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions you receive from your broker, bank or other nominee in order to vote your shares.

Your proxy may be revoked by giving written notice of the revocation of your proxy to our Corporate Secretary, Dean A. Manson, at our headquarters located at 9601 South Meridian Boulevard, Englewood, Colorado 80112 at any time prior to the Annual Meeting. You may also revoke your proxy by submitting a proxy with a later date than your original proxy or by voting at the Annual Meeting. Your presence at the Annual Meeting does not by itself revoke your proxy.

An online portal is available to shareholders at www.proxyvote.com where shareholders of record as of the Record Date can view and download our proxy materials and 2024 Annual Report and vote their shares in advance of the Annual Meeting. Shareholders of record as of the Record Date may vote their shares during the Annual Meeting (up until the closing of the polls) by following the instructions available at www.virtualshareholdermeeting.com/SATS2025.

Whether or not you plan to attend the Annual Meeting, we urge shareholders of record as of the Record Date to vote and submit their proxy in advance of the Annual Meeting using one of the methods described above.

Access to the Audio Webcast of the Annual Meeting

All of our shareholders of record at the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  The live webcast of the Annual Meeting will begin promptly at 9:00 a.m., Mountain Time.  Online access to the webcast will open 15 minutes prior to the start of the Annual Meeting to allow time for everyone to log in and test their device’s audio system.  We encourage everyone to access the webcast in advance of the designated start time.

Log-In Instructions:

●	Shareholders: To be admitted to the Annual Meeting, shareholders of record as of the Record Date will need to log in to www.virtualshareholdermeeting.com/SATS2025 using the 16-digit control number found on the proxy card, voting instruction form or notice of Internet availability previously mailed or made available to shareholders entitled to vote at the Annual Meeting.
●	Non-Shareholders: Non-shareholders may attend the Annual Meeting but will not have the ability to vote or ask a question. Non-Shareholders will log in to www.virtualshareholdermeeting.com/SATS2025 providing the information listed on the Web portal.

Technical Assistance: Beginning 15 minutes prior to, and during, the Annual Meeting, we will have support available to assist anyone with any technical difficulties they may have accessing or hearing the virtual meeting.

Quorum

In accordance with our Articles of Incorporation (as amended, our “Articles of Incorporation”), the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total voting power of all classes of our voting stock taken together shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker non-votes, will be considered for purposes of determining the number of total votes present at the Annual Meeting in order to determine whether a quorum is present.

Vote Required

The affirmative vote of a plurality of the total votes cast for directors at the Annual Meeting is necessary to elect a director (Proposal 1). No cumulative voting is permitted. The eleven nominees receiving the highest number of votes cast “for” the nominee will be elected. If you withhold your vote, it will have no effect on the election of directors.

The affirmative vote of a majority of the voting power represented at the Annual Meeting and entitled to vote on the matter is necessary to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2025 (Proposal 2).

Treatment of Abstentions and Broker Non-Votes

Abstentions from voting on a proposal by a shareholder at the Annual Meeting, as well as broker non-votes, will be considered present at the Annual Meeting for determining whether a quorum exists at the Annual Meeting. Abstentions will have the same effect as votes “against” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2025 (Proposal 2).

A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from the beneficial owner. If a beneficial owner does not instruct a broker how to vote, the broker will only have discretion to vote such beneficial owner’s shares on “routine” matters. If a proposal is not “routine,” a broker who has not received instructions from the beneficial owner as to how to vote their shares does not have discretion to vote such shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a “routine” matter. The other proposal is not considered “routine,” and brokers holding the shares of beneficial owners will not have discretion to vote on this proposal if they have not received voting instructions from such beneficial owners.

Broker non-votes are not considered shares entitled to vote and therefore will have no effect on the election of directors (Proposal 1).

Submitting Questions; Rules of Conduct

Beginning 15 minutes prior to, and during, the Annual Meeting, shareholders of record as of the Record Date can view our Agenda and the Rules of Conduct for the Annual Meeting, and submit questions at www.virtualshareholdermeeting.com/SATS2025.

After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a question-and-answer session during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the items being brought before the shareholder vote at the Annual Meeting, as time permits and in accordance with our Rules of Conduct for the Annual Meeting.

Householding

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding,” whereby multiple shareholders sharing the same address may receive a single copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, unless one or more of these shareholders notifies Broadridge Financial Solutions, Inc. at the address or telephone number below that they wish to continue receiving individual copies. In that case, we will deliver promptly a separate copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, to each such shareholder. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders with whom you share an address currently receive multiple copies of our Annual Report, Proxy Statement, and/or Notice of Internet Availability of Proxy Materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of our Annual Report, Proxy Statement, or Notice of Internet Availability of Proxy Materials for your household, please contact Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, NY 11717 or (800) 542-1061.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

Our shareholders will elect a Board of eleven directors at the Annual Meeting. Each of the directors is expected to hold office until the next annual meeting of our shareholders or until his or her respective successor shall be duly elected and qualified or until his or her earlier resignation or removal. Each nominee has consented to his or her nomination and has advised us that he or she intends to serve if elected. If, at the time of the Annual Meeting, one or more of the nominees has become unable to serve:  (i) shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees selected and recommended by the Board of Directors to fill the vacancy, or (ii) the Board of Directors may, in accordance with our bylaws, reduce the size of the Board of Directors or may leave a vacancy until a nominee is identified.

The nominees for director are as follows:

Name	Age	First Became Director	Position with the Corporation
Charles W. Ergen	72	2007	Chairman
Cantey M. Ergen	69	2023	Director and Senior Advisor
Kathleen Q. Abernathy	68	2023	Director
Hamid Akhavan	63	2023	Director, President and Chief Executive Officer
George R. Brokaw	57	2023	Director
Stephen J. Bye	57	2023	Director
James DeFranco	72	2023	Director and Executive Vice President
R. Stanton Dodge	57	2009	Director
Lisa W. Hershman	61	2021	Director
Tom A. Ortolf	74	2023	Director
William D. Wade	68	2017	Director

A substantial majority of the voting power of the shares of EchoStar is owned beneficially by Charles W. Ergen, our Chairman, by Cantey M. Ergen, his spouse, and by certain entities established for the benefit of their family.

The following sets forth the business experience of each of the nominees over the last five years.

Charles W. Ergen.  Mr. Ergen has served as our executive Chairman since November 2009 and Chairman of the Board of Directors since our formation in 2007.  Mr. Ergen served as our Chief Executive Officer from our formation in 2007 until November 2009.  Mr. Ergen was also Chairman of the Board of Directors of DISH Network Corporation (“DISH”) since its formation and, during the past five years, held executive officer and director positions with DISH and its subsidiaries, most recently serving as the Chief Executive Officer of DISH from March 2015 to December 2017.  Mr. Ergen also serves as Chairman of the Board of CONX Corp., since August 2020.  The Board of Directors concluded that Mr. Ergen should continue to serve as a member of the Board of Directors due to, among other things, his role as our and DISH’s co-founder and as our controlling shareholder and the expertise, leadership, and strategic direction that he has contributed to us since our formation, in addition to his extensive experience in our industry.

Cantey M. Ergen.  Mrs. Ergen has served as a Senior Advisor and a member of our Board of Directors since December 2023 effective with the merger of EchoStar and DISH (the “Merger”).  Mrs. Ergen served as a member of the Board of Directors of DISH from May 2001 to December 2023, and served as a Senior Advisor to DISH and had a variety of operational responsibilities with DISH since its formation.  Mrs. Ergen served as a member of the board of trustees of Children’s Hospital Colorado from 2001 to 2012, and is now an honorary lifetime member.  Mrs. Ergen has also served on the board of trustees of Wake Forest University since 2009, twice as Vice Chair.  During 1980, Mrs. Ergen co-founded DISH with her future spouse, Charles W. Ergen, and James DeFranco.  Mrs. Ergen was appointed to the Board of Directors in connection with the Merger.  The Board concluded that Mrs. Ergen should continue to serve on the EchoStar Board due to her knowledge of DISH and her service to DISH in a multitude of roles over the years.

Kathleen Q. Abernathy.  Ms. Abernathy joined the Board in December 2023 effective with the Merger.  Ms. Abernathy is a member of our Compensation Committee and Nominating and Governance Committee and serves as the Chair of our Compensation Committee.  Prior to the Merger, Ms. Abernathy served as a member of DISH’s Board of Directors and Audit and Compensation committees and as Chairwoman of its Nominating Committee from March 2019 to December 2023.  Ms. Abernathy currently serves on the Board of Directors of various private and non-profit companies and organizations.  Ms. Abernathy served as Executive Vice President, External Affairs for Frontier Communications Inc. (“Frontier”) from March 2010 through April 2017 as well as Chief Legal Officer from 2010 through 2013.  Prior to that time, Ms. Abernathy served as a member of the Board of Directors of Frontier from 2005 through 2010 and as a partner for various law firms providing policy and regulatory services for various clients in the telecommunications industry.  Ms. Abernathy also served as a Commissioner at the Federal Communications Commission from 2001 through 2005.  Previously, Ms. Abernathy held positions with various companies and law firms related to the telecommunications industry.  The Board has determined that Ms. Abernathy meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Ms. Abernathy should continue to serve as a member of the Board due to, among other things, her regulatory and managerial experience in the telecommunications and related industries, acquired, in part, during her tenure with Frontier and the FCC.

Hamid Akhavan.  Mr. Akhavan has served as our Chief Executive Officer and President since March 2022 and served as the Chief Executive Officer of DISH from November 13, 2023 until the completion of the Merger.  Mr. Akhavan joined the Board in December 2023 effective with the Merger.  He previously served as a Partner at Twin Point Capital, an investment firm, from April 2018 until March 2022.  From March 2016 to April 2018, Mr. Akhavan was a Founding Partner at Long Arc Capital LLC.  Prior to that, Mr. Akhavan served in a variety of leadership positions, including as CEO of Unify, Inc. (formerly Siemens Enterprise Communications) and CEO of T-Mobile International, where he also served as a member of the Board of Management of Deutsche Telekom.  The Board of Directors concluded that Mr. Akhavan should continue to serve as a member of the EchoStar Board of Directors due to his extensive leadership experience with EchoStar and other businesses in the telecommunications industry.

George R. Brokaw.  Mr. Brokaw joined the Board in December 2023 effective with the Merger.  Mr. Browkaw is a member of our Audit Committee and Compensation Committee and serves as the Chair and financial expert of our Audit Committee.  Prior to the Merger, Mr. Brokaw served as a member of DISH’s Board of Directors, Audit, and Nominating Committees and as Chairman of its Compensation Committee from October 2013 to December 2023.  Since October 2013, Mr. Brokaw has served as a private investor through several private and public investment vehicles.  Previously, Mr. Brokaw served as Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC (“Highbridge”).  Prior to joining Highbridge, Mr. Brokaw was a Managing Director and Head of Private Equity at Perry Capital, L.L.C. (“Perry”).  Prior to joining Perry, Mr. Brokaw was Managing Director (Mergers & Acquisitions) of Lazard Frères & Co. LLC (“Lazard”).  Mr. Brokaw currently serves as Chairman of the board of directors of Alico, Inc. and Vice Chairman of the board of directors of CTO Realty Growth, Inc.  Mr. Brokaw previously served on several public and private company boards of directors.  The Board has determined that Mr. Brokaw meets the independence requirements of NASDAQ and SEC rules and regulations.  The Board concluded that Mr. Brokaw should continue to serve on the Board due, among other things, to his financial experience, acquired, in part, during his tenure with Highbridge, Perry, and Lazard.  Mr. Brokaw received a B.A. from Yale University and a J.D. and M.B.A. from the University of Virginia.  Mr. Brokaw is a member of the New York Bar.

Stephen J. Bye.  Mr. Bye joined the Board in December 2023 effective with the Merger.  Since January 2023, Mr. Bye has served as President, Connectivity at Ziff Davis, a digital media and internet company.  From November 2019 to January 2023, Mr. Bye served as Executive Vice President and Chief Commercial Officer of DISH’s facilities-based wireless network business.  Prior to joining DISH, Mr. Bye was CEO of Connectivity Wireless, a provider of carrier-grade, in-

building neutral host wireless solutions.  Before that, he served as the President of C Spire, where he was responsible for the day-to-day operations of the company.  Additionally, he has held a range of executive positions at Cox Communications, AT&T, BellSouth International, Optus Communications, and Telstra.  The Board concluded that Mr. Bye should continue to serve on the Board due, among other things, his extensive experience in the telecom industry.

James DeFranco.  Mr. DeFranco joined the Board in December 2023 effective with the Merger.  Mr. DeFranco is one of our Executive Vice Presidents and has been one of DISH’s vice presidents and was a member of the DISH Board of Directors since its formation.  During the past five years he has held various executive officer and director positions with DISH and its subsidiaries.  During 1980, Mr. DeFranco co-founded DISH with Charles W. Ergen and Cantey M. Ergen.  The Board concluded that Mr. DeFranco should continue to serve on the Board due, among other things, to his knowledge of DISH since its formation, particularly in sales and marketing.

R. Stanton Dodge.  Mr. Dodge has served as a member of our Board of Directors since 2009.  Mr. Dodge is a member of our Executive Compensation Committee and Nominating and Governance Committee and serves as the Chair of our Nominating and Governance Committee.  Mr. Dodge is currently the Chief Legal Officer and Secretary of DraftKings, Inc., where he oversees the legal, government affairs and corporate communications teams.  From June 2007 until October 2017, Mr. Dodge was the Executive Vice President, General Counsel and Secretary of DISH and was responsible for all legal, government affairs and corporate communications for DISH and its subsidiaries.  From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH in 2008.  Since November 1996 when Mr. Dodge joined DISH, he held various positions of increasing responsibility at DISH and its subsidiaries.  The Board of Directors has determined that Mr. Dodge meets applicable independence requirements of Nasdaq and SEC rules and regulations.  The Board of Directors concluded that Mr. Dodge should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of our industry, particularly in light of his business, corporate governance and legal expertise obtained during his prior service as our General Counsel and his prior service as General Counsel and in other roles at DISH and its subsidiaries over the course of 20 years.

Lisa W. Hershman.  Ms. Hershman has served as a member of our Board of Directors since April 2021 and currently serves on our Executive Compensation Committee and Audit Committee.  In December 2024, Ms. Hershman was named as Indiana’s Secretary of Management and Budget, where she serves as both the chief financial officer and the chief operating officer of the state, overseeing Indiana’s budget, financial management, and business and administrative operations.  From April 2018 to January 2021, Ms. Hershman served as Chief Management Officer for the U.S. Department of Defense and was a member of the President’s Management Council.  From April 2015 to April 2018, Ms. Hershman was a Board Member and the Chair of the Scrum Alliance, an international association training and certifying agile development practitioners, and from January 2017 to April 2018, she served as its Interim Chief Executive Officer.  Ms. Hershman was on the Board of Directors of 1st Source Corporation, a banking company, from April 2018 until March 2020 and was a member of its Audit Committee and Trusts and Investments Committee.  The Board of Directors has determined that Ms. Hershman meets applicable independence requirements of Nasdaq and SEC rules and regulations.  The Board of Directors concluded that Ms. Hershman should continue to serve as a member of the Board of Directors due to, among other things, her expertise in process management, innovation and redesign, as well as leadership training and education.

Tom A. Ortolf.  Mr. Ortolf has served as a member of our Board of Directors since December 2023 effective with the Merger and currently serves as a member of our Audit Committee and Nominating and Governance Committee.  Mr. Ortolf served as a member of the Board of Directors of DISH from May 2005 to December 2023.  Mr. Ortolf has been the

President of CMC, a privately held investment management firm, for over twenty years.  Mr. Ortolf also previously served as a member of the Board of Directors from October 2007 to April 2019.  The Board of Directors has determined that Mr. Ortolf meets the independence requirements of Nasdaq and SEC rules and regulations.  The Board of Directors concluded that Mr. Ortolf should continue to serve as a member of the Board of Directors due to, among other things, his knowledge of the DISH and EchoStar businesses resulting from his prior service on the Boards of both companies and his expertise in finance, business, and risk management, in particular in light of his experience as an executive with CMC.

William D. Wade.  Mr. Wade has served as a member of our Board of Directors since February 2017 and currently serves on our Nominating and Governance Committee and Audit Committee.  Mr. Wade served as the President and CEO of Asia Satellite Telecommunications Co. Ltd. (“AsiaSat”) based in Hong Kong from 2010 to November 2016, as Deputy CEO of AsiaSat from 1994 to 2010, and as a senior advisor to the CEO of AsiaSat from November 2016 through March 2017.  From 1996 to November 2016, Mr. Wade also served on the AsiaSat Board of Directors as an Executive Director serving on the Compliance Committee.  AsiaSat owns and operates an Asia-based satellite fleet providing capacity and satellite services to media and telecommunications companies across the Asia-Pacific region.  Prior to joining AsiaSat, Mr. Wade served as an executive director manager in charge of Pan Asian Systems with Hutchison Whampoa, a satellite and cable television equipment supplier and systems integrator.  Earlier in his career, Mr. Wade held a number of senior management positions in the United States and Singapore with EchoSphere Corporation, a subsidiary of DISH, and Audiotone, a manufacturer and supplier of hearing aid and test equipment.  Mr. Wade has also served since 2012 as a director for First Western Advisors, Ltd., a private entity providing wealth management services.  From September 2017 until April 2019 and December 2019, respectively, Mr. Wade served as a director of, and executive advisor to, Global-IP Cayman, a privately-owned satellite communications company.  The Board of Directors has determined that Mr. Wade meets applicable independence requirements of Nasdaq and SEC rules and regulations.  The Board of Directors concluded that Mr. Wade should continue to serve as a member of the Board of Directors due to, among other things, his international and operational expertise and his experience in the satellite industry.

The Board of Directors unanimously recommends a vote FOR the election of all of the nominees named herein.

Director Compensation and Non-Employee Director Option Plan

Cash Compensation

Mr. Ergen, Mrs. Ergen, Mr. Akhavan, and Mr. DeFranco are employees of the Corporation and/or our subsidiaries. We refer to these directors as “employee directors.”  Our employee directors are not separately compensated for their services as directors. Each non-employee director receives an annual cash retainer of $60,000, which is paid in equal quarterly installments, provided such person is a member of the Board of Directors on the last day of the applicable calendar quarter. Our non-employee directors also receive a $1,000 cash payment for each meeting attended in person and a $500 cash payment for each meeting attended remotely, provided that, if there is more than one meeting of the Board of Directors or its committees on the same day, then the applicable non-employee director is only entitled to receive compensation for attendance at a single meeting. Additionally, any non-employee director who is the chair of a committee of the Board of Directors receives a $5,000 annual cash retainer, which is paid in equal quarterly installments, provided such person is the chair of the committee on the last day of the applicable calendar quarter. Finally, during 2024 certain of our non-employee directors including Mss. Abernathy and Hershman and Messrs. Brokaw, Dodge, and Wade each also received supplemental cash compensation of $5,000 for serving on one of the two special committees established to evaluate, negotiate, and approve the Merger. The Board dissolved these special committees in January 2024.

Our non-employee directors also receive reimbursement, in full, of:  (i) reasonable travel expenses related to attendance at all meetings of the Board of Directors and its committees; and (ii) reasonable expenses related to educational activities undertaken in connection with service on the Board of Directors and its committees.

The following table sets forth the cash and noncash compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2024.

					Change in
					Pension Value
					and Nonqualified
				Non-Equity	Deferred
	Fees Earned			Incentive Plan	Compensation	All Other
	or Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($) (1)	($)	($)	($)	($)
Kathleen Q. Abernathy	$80,000	$—	$40,380	$—	$—	$—	$120,380
George R. Brokaw	$81,500	$—	$40,380	$—	$—	$—	$121,880
Stephen J. Bye	$68,000	$—	$40,380	$—	$—	$—	$108,380
R. Stanton Dodge	$80,000	$—	$40,380	$—	$—	$—	$120,380
Lisa W. Hershman	$75,500	$—	$40,380	$—	$—	$—	$115,880
Tom A. Ortolf	$69,500	$—	$40,380	$—	$—	$—	$109,880
William D. Wade	$75,500	$—	$40,380	$—	$—	$—	$115,880
(1)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2024, included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 27, 2025 (the “2024 Form 10-K”). Pursuant to our Director Plans (as defined below), each of our non-employee directors were granted an option to acquire 10,000 Class A Shares on April 1, 2024 at an exercise price of $14.04. All of these options were 100% vested upon issuance.

Incentive Compensation

Non-Employee Director Stock Option Plan

In 2008, we adopted our Amended and Restated 2008 Non-Employee Director Stock Option Plan (the “2008 Director Plan”), pursuant to which we have granted options to our non-employee directors. In 2017, we adopted our 2017 Non-Employee Director Stock Incentive Plan, and amended it in 2021 to increase the amount of shares of our common stock available for issuance (as amended, the “2017 Director Plan”), pursuant to which we have granted and continue to grant options and other equity awards to our non-employee directors. We have not granted any options under the 2008 Director Plan after May 2, 2017. In connection with the closing of the Merger, we assumed the existing Amended and Restated DISH Network Corporation 2001 Nonemployee Director Stock Option Plan (the “DISH Director Plan”) and reserved additional shares of our common stock in connection with future issuances under that plan. We refer to our 2008 Director Plan and 2017 Director Plan, and the DISH Director Plan, as the “Director Plans.”

The purpose of the Director Plans, among other things, is to advance our interests through the motivation, attraction and retention of highly-qualified non-employee directors. Upon initial election or appointment to our Board of Directors as a non-employee director, our non-employee directors are granted a fully vested option to acquire 10,000 Class A Shares with a grant date on the first day of the calendar quarter following the quarter in which such person initially is elected or appointed to the Board of Directors. In our discretion, we may also grant non-employee directors further options to acquire our Class A Shares or other equity awards. Options we have granted under our Director Plans are 100% vested upon issuance and have a term of five years. As of December 31, 2024, a total of 620,630 Class A Shares were available for issuance under our Director Plans.

The following options were granted to our non-employee directors pursuant to the Director Plans and were outstanding as of December 31, 2024:

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised
	Options	Option	Option
	Exercisable	Exercise	Expiration
Name	(#) (1)	Price ($)	Date
Kathleen Q. Abernathy	1,754	$101.09	01/01/25
	1,754	$92.17	01/01/26
	1,754	$92.46	01/01/27
	1,754	$40.02	01/01/28
	10,000	$14.04	04/01/29
Total Options Outstanding at December 31, 2024	17,016

George R.Brokaw	1,754	$101.09	01/01/25
	1,754	$92.17	01/01/26
	1,754	$92.46	01/01/27
	1,754	$40.02	01/01/28
	10,000	$14.04	04/01/29
Total Options Outstanding at December 31, 2024	17,016

Stephen J. Bye	3,508	$26.60	04/01/28
	10,000	$14.04	04/01/29
Total Options Outstanding at December 31, 2024	13,508

R. Stanton Dodge	5,000	$27.28	07/01/25
	5,000	$24.49	07/01/26
	5,000	$19.61	07/01/27
	5,000	$17.34	07/01/28
	10,000	$14.04	04/01/29
Total Options Outstanding at December 31, 2024	30,000

Lisa W. Hershman	10,000	$24.49	07/01/26
	5,000	$19.61	07/01/27
	5,000	$17.34	07/01/28
	10,000	$14.04	04/01/29
Total Options Outstanding at December 31, 2024	30,000

Tom A. Ortolf	1,754	$101.09	01/01/25
	1,754	$92.17	01/01/26
	1,754	$92.46	01/01/27
	1,754	$40.02	01/01/28
	10,000	$14.04	04/01/29
Total Options Outstanding at December 31, 2024	17,016

William D. Wade	5,000	$27.28	07/01/25
	5,000	$24.49	07/01/26
	5,000	$19.61	07/01/27
	5,000	$17.34	07/01/28
	10,000	$14.04	04/01/29
Total Options Outstanding at December 31, 2024	30,000

CORPORATE GOVERNANCE

Board of Directors Information

Our Board of Directors held 12 meetings in 2024 and took action by unanimous written consent nine times during 2024.

Each of our directors attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period in which he or she was a director; and (ii) the total number of meetings held by all committees of the Board on which he or she served. In addition, our non-employee directors held four executive sessions in 2024.

Directors are elected annually and serve until their successors are duly elected and qualified or their earlier resignation or removal.

Charles W. Ergen, our Chairman, and certain entities established for the benefit of his family beneficially own equity securities representing approximately 90.5% of the total voting power of all classes of our outstanding shares as of the Record Date, and through such beneficial ownership Mr. Ergen and such entities have the ability to elect a majority of our directors and to control all other matters requiring the approval of our shareholders. See “Equity Security Ownership and Related Matters” below. We are a “controlled company” within the meaning of Nasdaq rules. Therefore, we are not subject to the Nasdaq listing requirements that would otherwise require us to have:  (i) a Board of Directors composed of a majority of independent directors; (ii) a nominating committee composed solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; (iv) a compensation committee charter that provides the compensation committee with the authority and funding to retain compensation consultants and other advisors; and/or (v) director nominees selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

Pursuant to the Amended Support Agreement (which was signed as part of the Merger), Mr. Ergen and the other Ergen stockholders have agreed not to vote, or cause or direct to be voted, the shares of EchoStar Class A common stock owned by them, other than with respect to any matter presented to the holders of EchoStar Class A common stock on which holders of EchoStar Class B common stock are not entitled to vote, for three years following the closing of the Merger. As a result, Mr. Ergen’s effective total voting power is approximately 89.6%.

Committee Information

The Board has created an Executive Compensation Committee of the Board of Directors (the “Compensation Committee”), an Audit Committee of the Board of Directors (the “Audit Committee”), and a Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”). The Compensation, Audit and Nominating and Governance Committees are composed entirely of independent directors under applicable rules. The function and authority of each of the committees of our Board of Directors is described below. The charters of our Compensation, Audit, and Nominating and Governance Committees are available on our website at http://ir.echostar.com/corporate-governance.

Executive Compensation Committee. The Compensation Committee operates under a charter adopted by the Board. The principal functions of the Compensation Committee are, to the extent the Board deems necessary or appropriate, to:  (i) make and approve all option grants and other issuances of EchoStar’s equity securities to EchoStar’s executive officers and Board members other than non-employee directors; (ii) approve all other option grants and issuances of EchoStar’s equity securities, and recommend that the full Board make and approve such grants and issuances; (iii) establish in writing all performance goals for performance-based compensation, which together with other compensation to senior executive officers could exceed $1 million annually, other than standard stock incentive plan options that may be paid to EchoStar’s executive officers, and certify the achievement of such goals prior to payment; and (iv) set the compensation of our Chairman, Mr. Ergen.

The Compensation Committee held five meetings and took action by unanimous written consent six times during 2024. The current members of the Compensation Committee are Ms. Abernathy, Mr. Brokaw, Mr. Dodge, and Ms. Hershman, with Ms. Abernathy currently serving as Chair. The Board has determined that each member of the Compensation Committee meets applicable independence requirements. A report of the Compensation Committee is set forth below on page 39 of this Proxy Statement.

Audit Committee. Our Board has established a standing Audit Committee in accordance with Nasdaq rules and Section 10A of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and related SEC rules and regulations. The Audit Committee operates under a charter adopted by the Board. The principal functions of the Audit Committee are to:  (i) select the independent registered public accounting firm and set their compensation; (ii) select the internal auditor and approve his or her compensation; (iii) review and approve management’s plan for engaging our independent registered public accounting firm during the year to perform non-audit services and consider what effect these services will have on the independence of our independent registered public accounting firm; (iv) review our annual financial statements and various other financial reports that require approval by the Board; (v) oversee the integrity of our financial statements, our systems of disclosure and internal controls, compliance with legal and regulatory requirements; (vi) review and approve the scope of our independent registered public accounting firm’s audit plans and the results of their audits; (vii) evaluate the performance of our internal audit function and the independent registered public accounting firm; and (viii) review risk assessment and risk management policies and review contingent liabilities and risks that may be material to the Company.

The Audit Committee held seven meetings and took action by unanimous written consent 13 times during 2024. The current members of the Audit Committee are Mr. Brokaw, Ms. Hershman, Mr. Ortolf, and Mr. Wade, with Mr. Brokaw currently serving as Chair. The Board has determined that each member of our Audit Committee meets applicable independence requirements. The Board has also determined that each member of our Audit Committee is financially literate and has designated Mr. Brokaw as our “audit committee financial expert” as defined by applicable SEC rules and regulations. A report of the Audit Committee is set forth below on page 48 of this Proxy Statement.

Nominating and Governance Committee. The Nominating and Governance Committee operates under a charter adopted by the Board. The principal function of the Nominating and Governance Committee is to identify, review, and recommend independent director nominees for selection by the Board, to consider all director nominees in light of the entirety of their credentials, and to oversee EchoStar’s corporate governance. The Nominating and Governance Committee held two meetings and did not take action by unanimous written consent during 2024. The current members of the Nominating and Governance Committee are Ms. Abernathy, Mr. Dodge, Mr. Ortolf, and Mr. Wade, with Mr. Dodge currently serving as Chair. The Board has determined that each member of the Nominating and Governance Committee meets applicable independence requirements.

Board Criteria and Board Selection Process

The Nominating and Governance Committee considers candidates suggested by its members, other directors, senior management, shareholders, and others, as appropriate. No search firms or other advisors were retained to identify prospective director nominees during the past fiscal year. In considering whether to recommend prospective director nominees for selection by the Board, the Nominating and Governance Committee considers the entirety of the prospective nominees’ credentials, including, but not limited to, the following factors:  (i) their reputation and character; (ii) their ability and willingness to devote sufficient time to Board duties; (iii) their educational background; (iv) their business and professional achievements, experience, and industry background; (v) as applicable, their independence from management under applicable listing standards and the Corporation’s governance guidelines; and (vi) the needs of the Board and the Corporation. We do not have a formal policy as it relates to diversity with respect to director nominations; however, the Nominating and Governance Committee’s practice is to seek diversity in experience, knowledge, viewpoints, and abilities on the Board, recognizing that our business and operations are diverse and global in nature. The Nominating and Governance Committee does not assign specific weight to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Corporation believes, however, that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of experience, knowledge and abilities required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

The Nominating and Governance Committee has not adopted a written policy with respect to the consideration of candidates proposed by shareholders or others or with respect to nominating anyone to our Board other than independent directors. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Secretary or any member of the Nominating and Governance Committee in writing, in accordance with the process described in “Shareholder Communications” below, with the information required to be provided pursuant to the Corporation’s bylaws and whatever supporting material the shareholder considers appropriate. The Nominating and Governance Committee will consider whether to nominate any person nominated by a shareholder pursuant to and in accordance with the provisions of the Corporation’s bylaws relating to shareholder nominations.

Board Leadership Structure

The Board currently separates the role of Chairman of the Board from the role of Chief Executive Officer, with Mr. Charles W. Ergen serving as Chairman and Mr. Hamid Akhavan serving as President and Chief Executive Officer of the Corporation. Mr. Akhavan is responsible for the day-to-day management of the Corporation and plays a significant role in the formulation and advancement of corporate strategy, and Mr. Ergen provides overall and strategic leadership to the Board. Among other things, separation of these roles allows our Chief Executive Officer and other members of senior management to focus on our day-to-day business, while at the same time the Board is able to take advantage of the unique blend of leadership, experience, and knowledge of our industry and business that Mr. Ergen brings to the role of Chairman in providing guidance to, and oversight of, management.

We believe this leadership structure is appropriate for the Corporation and in the best interest of our shareholders because, among other reasons, it allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership.

Code of Ethics

We have a code of ethics for financial reporting that sets forth our commitment to ethical business conduct and accurate and timely disclosure practices. Our code of ethics applies to our directors, officers and employees, including our Chief Executive Officer and Principal Financial Officer. Our code of ethics is available on the Corporate Governance page of our website at http://ir.echostar.com/corporate-governance and in print form from us without charge upon request by writing to Investor Relations at EchoStar Corporation, 9601 South Meridian Boulevard, Englewood, Colorado 80112.

Insider Trading Policy & Hedging and Pledging Policies

We have adopted insider trading policies and procedures (“Insider Trading Policy”) governing the purchase, sale and other disposition by directors, officers and employees of securities of EchoStar and its significant customers, partners, suppliers, competitors and other companies about which insiders may learn confidential information during the course of performing their duties for EchoStar (“Restricted Companies”). The Insider Trading Policy is designed to promote compliance with insider trading laws, rules and regulations and applicable Nasdaq listing standards, as well as procedures designed to further the foregoing purposes. The Insider Trading Policy provides that officers, directors and employees may not trade in (i) securities of EchoStar if they are aware of material nonpublic information about EchoStar and (ii) securities of any Restricted Company if they have obtained material nonpublic information about that company during the course of their EchoStar duties. Such persons also may not disclose material nonpublic information to any other person or recommend to anyone to trade any securities or refrain from trading any securities when aware of such information. Our Insider Trading Policy also provides that no employee, officer or director may buy or sell put or call options, engage in short sales or engage in hedging transactions of the Company's securities. In addition, our Insider Trading Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities. Also, our Insider Trading Policy provides that directors, officers (as defined by Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended) as well as employees at the level of Vice President and above shall only execute trades in Company securities during a open trading window (as defined in the Company's Insider Trading Policy) or via a Rule 10b5-1 Plan. A copy of our Insider Trading Policy and Guidelines is attached as Exhibit 19 to our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025.

Policies and Practices Related to the Grant of Certain Equity Awards

EchoStar generally awards equity incentives as of the first day of each calendar quarter and will set exercise prices at not less than the fair market value of Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day).  The Compensation Committee approves all equity award grants to our NEOs on or before the grant date.  The Compensation Committee’s general practice is to complete its annual executive compensation review and determine performance goals and target compensation for our NEOs, following which they approve equity awards for NEOs. Accordingly, annual equity awards are typically granted to our NEOs at the first Compensation Committee meeting of the fiscal year. On occasion, the Compensation Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention, or other purposes. While the Compensation Committee has discretionary authority to grant equity awards to our NEOs outside of the cycle described above, it does not have a practice or policy of granting equity awards in anticipation of the release of material non-public information and, in any event, we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs.

The Board’s Role in Risk Oversight

The Board has ultimate responsibility for oversight of the Corporation’s risk management processes. The Board discharges this oversight responsibility itself or by using its committees through regular reports received from, and discussions with, senior management on areas of material risk exposure to the Corporation. These reports and Board or committee discussions include, among other things, operational, financial, legal, regulatory, physical, strategic, cybersecurity and human capital risks. Additionally, the Corporation’s risk management processes are intended to identify, manage and control risks so that they are appropriate considering the Corporation’s scope, operations and business objectives. The Board (or appropriate committee in the case of risks in areas for which responsibility has been delegated to or is handled by a particular committee) engages with the appropriate members of senior management to enable its members to understand and provide input to, and oversight of, our risk identification, risk management and risk mitigation strategies. The Audit Committee meets regularly in executive session without management present to, among other things, discuss the Corporation’s risk management culture and processes. As part of its charter, our Audit Committee is responsible for discussing the Corporation’s policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Corporation. When a committee receives a report from a member of management regarding areas of risk, the chair of the relevant committee is expected to report on the discussion to the

Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility. The Board and the Audit Committee also have authority to engage external advisors as necessary. A discussion of our risk assessment of compensation programs and practices is described in “Risk Assessment” in the Compensation Discussion and Analysis section on page 24 of this Proxy Statement.

The Board’s Role in Cybersecurity Risk Oversight

Cybersecurity risk management is an important focus of our Board. As part of its oversight of risk management, the Board is briefed at each of its meetings by the Corporation’s chief information security officer and other members of management and has met with third-party experts regarding cybersecurity and other security risks. With oversight from our Board, management regularly reviews and revises our relevant policies and procedures, invests in and maintains internal resources, personnel and systems and reviews, modifies and supplements our defenses through the use of various services, programs and outside vendors, among other things. We also maintain agreements with certain third-party vendors and experts to assist in our remediation and mitigation efforts if we experience or identify a material incident or threat.

Other Information about Our Board of Directors

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed solely of directors who meet the applicable independence and non-employee director requirements of NASDAQ and SEC rules and regulations. The current Compensation Committee members are Kathleen Q. Abernathy, George R. Brokaw, R. Stanton Dodge, and Lisa W. Hershman. None of these individuals were an officer or employee of EchoStar or our subsidiaries at any time during the 2024 fiscal year. During the 2024 fiscal year, no executive officer of EchoStar served on:  (i) the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (ii) the board of directors of another entity, one of whose executive officers served on our Compensation Committee; or (iii) the compensation committee of another entity, one of whose executive officers served on our Board of Directors.  From October 2007 to November 2011, Mr. Dodge served as our Executive Vice President, General Counsel and Secretary pursuant to a management services agreement between DISH and EchoStar that was entered into in connection with the spin-off of EchoStar from DISH in 2008.

Annual Meeting Attendance

Although we do not have a policy with regard to Board members’ attendance at our annual meetings of shareholders, all of our directors are encouraged to attend such meetings. All eleven of our directors attended our 2024 Annual Meeting of Shareholders held on May 3, 2024.

INFORMATION REGARDING CEO PAY RATIO

The pay ratio rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations (the “Pay Ratio Rules”) require us to provide the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our Chief Executive Officer, Mr. Akhavan.

For 2024, our last completed fiscal year, the median of the annual total compensation of our employees (other than our Chief Executive Officer) was $85,048; and the annual total compensation of our Chief Executive Officer was $8,927,865 (See “Summary Compensation Table” below). Accordingly, the ratio of the annual total compensation of Mr. Akhavan, our Chief Executive Officer, to the median annual total compensation of our employees was 105 to 1 for 2024.

This pay ratio is a reasonable estimate calculated in a manner consistent with the Pay Ratio Rules based on our payroll and employment records and the methodology described below. The Pay Ratio Rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Under the Pay Ratio Rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose gross pay as our CACM as that measure closely approximates the annual total direct compensation of our employees. We excluded equity exercises, allowances (wireless, relocation) and reimbursements (expense, tuition), however. We identified our median employee using this metric as of December 31, 2024. Specifically, we determined that our “median employee” was a full-time, salaried employee located in the United States. For foreign currencies, we converted to U.S. dollars using the average exchange rate for 2024.

As of December 31, 2024, our total employee population consisted of 13,670 individuals, with 1,723 of our employees being located in foreign countries. Approximately 87% of our employees were located in the United States, 8% were located in India, and 5% were located in various other countries worldwide. As permitted by the Pay Ratio Rules, we excluded all of the employees located in the following foreign countries: 409 employees in Latin America, 249 employees in Europe, and 10 employees in Asia. As permitted by the Pay Ratio Rules, we also excluded employees in joint ventures that were not treated as consolidated subsidiaries for accounting purposes. After taking into consideration these adjustments, our adjusted employee population consisted of 13,002 individuals as of December 31, 2024.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of EchoStar used the pay ratio measure in making compensation decisions.

PAY VERSUS PERFORMANCE

The following table provides information required by Item 402(v) of Regulation S-K. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.”

							Value of Initial Fixed
	PEO - Akhavan		PEO - Dugan		Non-PEO NEOs		$100 Investment Based On:
					Average			Peer Group		Company-
	Summary	Compensation	Summary		Summary	Average	Total	Total		Selected
	Compensation	Actually	Compensation	Compensation	Compensation	Compensation	Shareholder	Shareholder		Measure -
Year	Table Total (1)	Paid to PEO (2)	Table Total (1)	Actually Paid (2)	Table Total (3)	Actually Paid (2)	Return (TSR) (4)	Return (5)	Net Income	Revenue (6)

									(In Millions)
2024	$8,927,865	$16,709,964	$—	$—	$3,243,199	$5,569,762	$52.84	$111.11	$(124.5)	$15,825.5
2023	$7,190,962	$7,230,741	$—	$—	$1,030,992	$1,091,461	$38.24	$94.83	$(496.1)	$1,755.6
2022	$15,228,135	$11,295,035	$635,518	$507,438	$1,814,059	$1,182,949	$38.50	$85.09	$166.5	$1,998.1
2021	$—	$—	$1,775,101	$1,978,621	$1,458,856	$1,675,670	$60.83	$99.48	$62.7	$1,985.7
2020	$—	$—	$1,877,524	$1,349,444	$1,329,786	$686,244	$48.92	$106.40	$(51.9)	$1,887.9
(1)

For 2024 and 2023, our Chief Executive Officer was Mr. Akhavan. During 2022, our Chief Executive Officers were Mr. Dugan (until March 31, 2022) and Mr. Akhavan (beginning March 31, 2022). For 2021 and 2020, our Chief Executive Officer was Mr. Dugan.

(2)

Compensation Actually Paid (“CAP”) is calculated in accordance with Item 402(v) of Regulation S-K. The tables below set forth the adjustments made during each year presented in the table above to arrive at CAP to our “Named Executive Officers” or “NEOs” during each of the years in question.

(3)

During 2024, our non-CEO NEOs consisted of Messrs. Manson, Orban and Swieringa.  During 2023, our non-CEO NEOs consisted of Messrs. Gaske, Manson, Morris and Ramaswamy. During 2022, 2021, and 2020, our non-CEO NEOs consisted of Messrs. Johnson, Kaul, Manson and Rayner.

(4)

Total Shareholder Return (“TSR”) is the value of a $100 investment in our Class A common stock made on December 31, 2019, as of December 31 in each of 2024, 2023, 2022, 2021 and 2020, assuming reinvestment of all dividends.

(5)

Represents the weighted TSR for our established peer group, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.  As a result of the merger between EchoStar and DISH Network, we updated our peer group for 2024. The peer group used by the Company during 2024 consists of AT&T Inc., Charter Communications, Inc., Comcast Corporation, T-Mobile US Inc., Viasat Inc. and Verizon Communications Inc. The peer group used by the Company during 2023 and 2022 consists of Gilat Satellite Networks Ltd., ViaSat, Inc., SES S.A. and Eutelsat Communications S.A. The peer group used by the Company in 2021 and 2020 consisted of those companies, plus Intelsat S.A. Intelsat S.A. was removed from the peer group because it emerged from U.S. bankruptcy proceedings in February 2022 as a private company. Using the 2021 and 2020 peer group, TSR would have been $62.81 in 2020, $68.21 in 2021 and $50.11 in 2022. Using the 2023 peer group, TSR would have been $65.29 in 2020, $71.10 in 2021, $54.36 in 2022, $49.55 in 2023 and $22.91 in 2024.

(6)	The Company-Selected Measure for 2024 and prior years was Revenue, which is defined as Company total revenue.

	Mr. Akhavan			Mr. Dugan
Adjustments to Determine CAP for PEOs	2024	2023	2022	2022	2021	2020
Deduction for amounts reported under the “Stock Awards” column in the SCT	(4,360,528)	$—	$(7,563,000)	$—	$—	$—
Deduction for amounts reported under the “Option Awards” column in the SCT	$-	$(5,312,980)	$(6,134,800)	$—	$—	$—
Increase for fair value of awards granted during covered year that remain outstanding as of covered year end (Options)	$—	$—	$5,004,000	$—	$—	$—
Increase for fair value of awards granted during covered year that vested during covered year	6,026,318	$5,451,225	$4,760,700	$—	$—	$—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	4,875,699	$112,818	$—	$—	$—	$—
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	1,240,611	$622,716	$—	$(83,360)	$161,100	$(434,400)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	-	$(834,000)	$—	$(44,720)	$42,420	$(93,680)
Total Adjustments	$7,782,100	$39,779	$(3,933,100)	$(128,080)	$203,520	$(528,080)

Adjustments to Determine CAP for Non-PEO NEOs	2024	2023	2022	2021	2020
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	$(290,700)	$—	$—	$—	$—
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	$(792,505)	$—	$(869,344)	$—	$—
Increase for fair value of awards granted during year that remain outstanding as of covered year end (Options)	$1,266,016	$—	$467,569	$—	$—
Increase for fair value of awards granted during year that vested during covered year	$-	$—	$—	$—	$—
Increase/deduction for change in fair value from prior year-end to covered year-end of awards granted prior to covered year that were outstanding and unvested as of year-end	$2,053,195	$47,383	$(62,520)	$161,100	$(484,392)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to covered year that vested during covered year	$90,557	$13,086	$(33,540)	$55,714	$(159,150)
Deduction of fair value of awards granted prior to covered year that were forfeited during covered year	$-	$—	$(133,275)	$—	$—
Total Adjustments	$2,326,563	$60,469	$(631,110)	$216,814	$(643,542)

Relationship Between “Compensation Actually Paid” and Performance

The following graphs set forth the relationship between our PEO’s CAP and the average of our Other NEOs’ CAP, to (i) cumulative TSR over the five most recently completed fiscal years for the Company and our established peer group, (ii) our net income, and (iii) our total revenue.  As described in more detail in the section “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. While the Corporation utilizes several performance measures to align executive compensation with its performance, all of those measures are not presented in the Pay versus Performance table. Moreover, the Corporation generally seeks to incentivize long-term performance, and therefore does not specifically align its performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year.  On December 31, 2023, we completed the acquisition of DISH Network pursuant to the Merger.  The graphs below represent the relationships between CAP and the specified performance measures for periods prior to and following the Merger.

Compensation Actually Paid and Company TSR

Compensation Actually Paid and Net Income

Compensation Actually Paid and Revenue

Tabular List of Most Important Financial Performance Measures

The following table presents the performance measures the Compensation Committee and Board of Directors consider to have been the most important in its executive compensation program linking pay to performance for 2024. The role of each of these performance measures on our NEOs’ compensation is discussed in the “Compensation Discussion and Analysis” section.

Performance Measures
Free Cash Flow
Revenue
Pay TV and/or Wireless Subscribers
North America Consumer Creation Multiple

EQUITY SECURITY OWNERSHIP AND RELATED MATTERS

Equity Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, to the best of our knowledge, the beneficial ownership of our voting securities as of the close of business on the Record Date by:  (i) each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; (ii) each of our current directors; (iii) our Chief Executive Officer and principal financial officer, and the next three most highly compensated executive officers in 2024 (collectively, the “Named Executive Officers” or “NEOs”); and (iv) all of our current directors and executive officers as a group. Unless otherwise indicated, each person listed in the following table (alone or with family members) has sole voting and dispositive power over the shares listed opposite such person’s name.

	Amount and
	Nature of		Total
	Beneficial	Percentage	Voting
Name (1)	Ownership	of Class (2)	Power (3)
Class A Common Stock:
Charles W. Ergen (4), (5)	148,810,778	51.7%	90.6%
Cantey M. Ergen (6)	147,318,562	51.4%	90.5%
BlackRock, Inc. (7)	20,758,362	13.4%	1.4%
The Vanguard Group (8)	13,698,441	8.8%	*
Dodge & Cox (9)	13,416,003	8.6%	*
FMR LLC (10)	13,373,248	8.6%	*
Loomis, Sayles & Co., L.P. (11)	8,943,604	5.8%	*
James DeFranco (12)	4,781,567	3.1%	*
Hamid Akhavan (13)	917,212	*	*
John W. Swieringa (14)	155,930	*	*
Dean A. Manson (15)	109,972	*	*
Paul W. Orban (16)	81,867	*	*
Tom A. Ortolf (17)	54,674	*	*
R. Stanton Dodge (18)	53,006	*	*
William D. Wade (19)	30,577	*	*
Lisa W. Hershman (20)	30,000	*	*
George R. Brokaw (21)	17,016	*	*
Kathleen Q. Abernathy (22)	15,262	*	*
Stephen J. Bye (23)	14,327	*	*
All Directors and Executive Officers as a Group (16 persons) (24)	155,154,775	55.7%	91.0%
Class B Common Stock:
Charles W. Ergen	131,348,468	100.0%	0.0%
Cantey M. Ergen	131,348,468	100.0%	0.0%
All Directors and Executive Officers as a Group (16 persons) (24)	131,348,468	100.0%	0.0%

*Less than 1%.

(1)	Except as otherwise noted below, the address of each such person is 9601 S. Meridian Blvd., Englewood, Colorado 80112. As of the close of business on the Record Date, there were 155,202,630 outstanding Class A Shares and 131,348,468 outstanding Class B Shares. Each Class B Share is convertible, at the option of the holder, into one Class A Share.
(2)	Describes the ownership percentage of each class of shares beneficially owned by each beneficial owner. For the Class A Shares, the calculation assumes the conversion only of the Class B Shares beneficially owned by the applicable beneficial owner into Class A Shares and gives effect to the exercise of options and vesting of restricted stock units, if any, held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or may vest within 60 days after, the Record Date.
(3)	Describes the total voting power of each beneficial owner taking into account all classes of shares beneficially owned by the applicable beneficial owner. The calculation assumes no conversion of any Class B Shares owned by any beneficial owner and gives effect to the exercise of options and vesting of restricted stock units, if any, held by the applicable beneficial owner that are either currently exercisable or vested as of, or may become exercisable or vest within 60 days after, the Record Date. Each Class B Share is entitled to ten votes per share.
(4)	Mr. Ergen is deemed to own beneficially all of the Class A Shares owned by his spouse, Cantey M. Ergen, except for 5,262 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date. Mr. Ergen’s beneficial ownership includes: (i) 11,272,090 Class A Shares; (ii) 11,280 Class A Shares held in our 401(k) Plans; (iii) 1,497,478 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 213 Class A Shares held by Mrs. Ergen; (v) 1,189 Class A Shares held in our 401(k) Plans by Mrs. Ergen; (vi) 11,566 Class A Shares held by one of Mr. and Mrs. Ergen’s children; (vii) 766,443 Class A Shares held by a charitable foundation for which Mr. Ergen is an officer and for which he shares investment and voting power with Mrs. Ergen; (viii) 1,551,355 shares of Class A Common Stock held by CONX Corp. (“CONX”) and beneficially owned indirectly by Mr. Ergen through nXgen Opportunities, LLC (“nXgen”), which controls CONX; (ix) 15,023,310 Class B Shares owned beneficially directly by Mr. Ergen; (x) 2,350,696 Class A Shares and 35,190,866 Class B Shares held by Telluray Holdings, LLC (“Telluray Holdings”), for which Mrs. Ergen has sole voting power as a manager of Telluray Holdings and for which Mr. Ergen and Mrs. Ergen share dispositive power as the managers of Telluray Holdings; and (xi) 81,134,292Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of certain trusts established by Mr. Ergen for the benefit of his family (see (5) below in the notes to the table). Mr. Ergen’s beneficial ownership excludes 313,649 Class A Shares held by certain trusts established by Mr. Ergen for the benefit of his family.
(5)	Because each Class B Share is entitled to 10 votes per share, Mr. Ergen owns beneficially equity securities of the Corporation representing approximately 90.6% of the voting power of the Corporation (assuming no conversion of the Class B Shares and after giving effect to the exercise of Mr. Ergen’s employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date). Mr. Ergen’s beneficial ownership includes: (i) 7,563,458 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year May 2023 DISH GRAT; (ii) 6,927,672 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2023 SATS GRAT; (iii) 15,104,784 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year June 2023 DISH GRAT; (iv) 19,038,378 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year December 2023 SATS GRAT; (v) 6,000,000 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year May 2024 SATS GRAT; and (vi) 26,500,000 Class B Shares owned beneficially by Mrs. Ergen solely by virtue of her position as trustee of the Ergen Two-Year July 2024 SATS GRAT. Pursuant to the Amended Support Agreement (which was signed as part of the Merger), Mr. Ergen and the other Ergen stockholders have agreed not to vote, or cause or direct to be voted, the Class A Shares owned by them, other than with respect to any matter presented to the holders of Class A Shares on which holders of Class B Shares are not entitled to vote, for three years following the closing of the Merger. As a result, Mr. Ergen’s effective total voting power is approximately 89.6%.
(6)	Mrs. Ergen beneficially owns all of the Class A Shares owned by her spouse, Mr. Ergen, except for 1,497,478 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date. Mrs. Ergen also beneficially owns 5,262 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(7)	The address of BlackRock, Inc. (“BlackRock”) is 50 Hudson Yards, New York, New York 10001. Of the Class A Shares beneficially owned, BlackRock has sole voting power as to 20,421,061 Class A Shares and sole dispositive power as to 20,758,362 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by BlackRock with the SEC on February 5, 2025.
(8)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Of the Class A Shares beneficially owned, The Vanguard Group has shared voting power as to 81,743 Class A Shares and sole dispositive power as to 13,514,089 Class A Shares. The foregoing information is based solely upon a Form 13F filed by The Vanguard Group with the SEC on February 11, 2025.
(9)	The address of Dodge & Cox is 555 California Street, 40th Floor, San Francisco, California 94104. Of the Class A Shares beneficially owned, Dodge & Cox has sole voting power as to 12,754,959 Class A Shares and sole dispositive power as to 13,416,003 Class A Shares. The foregoing information is based solely upon a Form 13F filed by Dodge & Cox with the SEC on February 13, 2025.
(10)	The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Of the Class A Shares beneficially owned, FMR LLC has sole voting power as to 13,171,481 Class A Shares and sole dispositive power as to 13,373,248 Class A Shares. The foregoing information is based solely upon a Schedule 13G filed by FMR LLC with the SEC on February 12, 2025.

(11)	The address of Loomis, Sayles & Co., L.P. (“Loomis”) is One Financial Center, Boston, Massachusetts 02111. Of the Class A Shares beneficially owned, Loomis has sole voting power as to 8,115,954 Class A Shares The foregoing information is based solely upon a Schedule 13G filed by Loomis with the SEC on February 12, 2025.
(12)	Mr. DeFranco’s beneficial ownership includes: (i) 306,951 Class A Shares; (ii) 49,833 Class A Shares held in our 401(k) Plans; (iii) 27,370 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 29,363 Class A Shares held by Mr. DeFranco in an irrevocable trust for the benefit of his children and grandchildren; (v) 598,907 Class A Shares controlled by Mr. DeFranco as manager of a limited liability company; (vi) 1,070,174 Class A Shares controlled by Mr. DeFranco as manager of a different limited liability company; (vii) 1,883,387 Class A Shares controlled by Mr. DeFranco as general partner of a limited partnership; and (viii) 815,582 Class A Shares held by Mr. DeFranco as a general partner of a different limited partnership.
(13)	Mr. Akhavan beneficial ownership includes: (i) 376,805 Class A Shares; (ii) 240 Class A Shares held in our 401(k) Plans; and (iii) 540,167 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(14)	Mr. Swieringa’s beneficial ownership includes: (i) 27,650 Class A Shares; (ii) 721 Class A Shares held in our 401(k) Plans; and (iii) 127,559 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(15)	Mr. Manson’s beneficial ownership includes: (i) 2,322 Class A Shares; (ii) 1,019 Class A Shares held in our 401(k) Plans; and (iii) 106,631 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(16)	Mr. Orban’s beneficial ownership includes: (i) 4,447 Class A Shares; (ii) 656 Class A Shares held in our 401(k) Plans; and (iii) 76,764 Class A Shares subject to employee stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(17)	Mr. Ortolf’s beneficial ownership includes: (i) 3,698 Class A Shares; (ii) 15,262 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iii) 70 Class A Shares held in the name of one of his children; and (iv) 35,644 Class A Shares held by a partnership of which Mr. Ortolf is a partner and are held as collateral for a margin account.
(18)	Mr. Dodge’s beneficial ownership includes: (i) 21,365 Class A Shares; (ii) 30,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; and (iii) 1,641 Class A Shares held in our 401(k) Plans.
(19)	Mr. Wade’s beneficial ownership includes: (i) 134 Class A Shares; (ii) 30,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; and (iii) 443 Class A Shares held by Mr. Wade in an irrevocable trust.
(20)	Ms. Hershman’s beneficial ownership includes 30,000 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(21)	Mr. Brokaw’s beneficial ownership includes: (i) 1,754 Class A Shares; and (ii) 15,262 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(22)	Ms. Abernathy’s beneficial ownership includes 15,262 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(23)	Mr. Bye’s beneficial ownership includes: (i) 652 Class A Shares; (ii) 167 Class A Shares held in our 401(k) Plans; and (iii) 13,508 Class A Shares subject to nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date.
(24)	Includes: (i) 12,019,322 Class A Shares; (ii) 66,272 Class A Shares held in our 401(k) Plans; (iii) 2,607,083 Class A Shares subject to employee and nonemployee director stock options that are either currently exercisable or may become exercisable within 60 days of the Record Date; (iv) 8,305,745 Class A Shares held in partnerships or limit liability companies; (v) 131,348,468 Class A Shares issuable upon conversion of Class B Shares; (vi) 41,442 Class A Shares held in the name of, or in trust for, children and other family members; and (vii) 766,443 Class A Shares held by a charitable foundation. Class A Shares and Class B Shares beneficially owned by both Mr. and Mrs. Ergen are only included once in calculating the aggregate number of shares owned by directors and executive officers as a group.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our equity securities. We believe that during 2024, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements. In making these statements, we have relied upon examination of copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and officers.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) addresses our compensation objectives and policies for our NEOs, our guiding principles and our decision-making process in determining NEO compensation, the elements of our NEO compensation and the application of those objectives and policies to each element of compensation for our NEOs for fiscal year 2024. Our NEOs in 2024 were Hamid Akhavan, Charles W. Ergen, John W. Swieringa, Paul W. Orban and Dean A. Manson. None of our NEOs are currently party to an employment agreement with us other than Messrs. Akhavan and Swieringa, who entered into offer letters on October 2, 2023 in connection with the Merger.

This Compensation Discussion and Analysis contains information regarding company performance targets and goals for our executive compensation program. These targets and goals were disclosed to provide information on how executive compensation was determined in 2024 but are not intended to be estimates of future results or other forward-looking guidance. We caution investors against using these targets and goals outside of the context of their use in our executive compensation program as described herein.

Overall Executive Compensation Program Objectives and Policies

Compensation Philosophy

We design our executive compensation programs with the goal of creating long-term shareholder value and ensuring EchoStar’s long-term success. Such goals are dependent upon, among other things, our ability to motivate and retain talented and experienced executives and our ability to tie executive compensation to business performance. Accordingly, we design executive compensation programs to attract and retain the best talent, reinforce stock ownership and emphasize performance as a basis for compensation. Within this framework, our executive compensation program was guided by the following key principles in 2024:

●	attraction, retention and motivation of executive officers by offering base salaries, incentive compensation and employee benefits that are market-competitive and that facilitate hiring and retention of world-class talent;
●	recognition of management effectiveness and individual executive performance with annual review of performance for purposes of base salary increases and annual cash incentive awards;
●	recognition of the achievement of company-wide, business group and individual performance goals with respect to cash incentive awards; and
●	creation of shareholder value by aligning the interests of management and shareholders through equity compensation whose value will be based upon the future performance of our common stock and through performance-based cash incentives.

Compensation Best Practices

For our NEOs, we strive to follow sound corporate governance practices including:

●	a significant portion of NEOs direct compensation is linked to our financial performance;
●	all our NEOs are at-will employees without employment agreements, other than Messrs. Akhavan and Swieringa;
●	we provide our NEOs with few perquisites, no long-term cash incentive, no defined benefit or retiree medical benefits;
●	our NEOs are not provided with tax gross-ups;
●	our NEOs are not entitled to cash severance;
●	we maintain a Compensation Committee composed entirely of independent directors.

General Compensation Levels

As stated above, the total compensation opportunities, including base salaries, incentives and other benefits and perquisites, offered to our NEOs have been designed to ensure that, for each executive as appropriate, they are competitive and support our executive recruitment, retention and motivation objectives, reward individual, group and company-wide performance and contribute to our success by aligning the interests of our executive officers and shareholders.

In determining the overall compensation of our NEOs, the Corporation considers the subjective recommendations of our President and Chief Executive Officer (other than with respect to his own compensation), who consults with our Chairman, Mr. Ergen, and the subjective determinations of the Compensation Committee, all of which may take into account one or more of the following factors: (i) information described in “Compilation of Certain Peer Group Data” below and other information obtained from media reports or other generally available sources related to executive compensation information, (ii) the executive’s performance and contributions and/or considerations of retention, including, without limitation, the executive’s success in achieving individual, business group and company-wide goals and the extent to which the executive’s individual efforts contributed to and/or resulted in increases in corporate, division, department or individual success, (iii) whether the performance goals of any short-term or long-term incentive plans were met and the payouts that would become payable upon achievement of those performance goals, (iv) the value of historic and current components of each NEO’s compensation, including the base salary and any bonus or incentive compensation paid to the NEO in the prior year, (v) the value of equity awards previously granted to the executive, (vi) our and our subsidiaries’ overall financial and business performance, (vii) if applicable, the performance of the NEO’s business unit, (viii) the rate of standard annual merit increases for employees who are performing at a satisfactory level, (ix) the expected compensation to be paid to other senior officers in the applicable year, (x) whether the NEO was promoted or newly hired in the prior or applicable year, and (xi) equity awards that would normally be granted upon a promotion in accordance with our policies for promotions. This approach to general compensation levels is not formulaic or standard and does not utilize formalized benchmarking, and the weight given to any particular factor in determining a particular NEO’s compensation depends on the subjective consideration of all factors described above in the aggregate.

With respect to equity incentive compensation, we generally believe that our NEOs should have appropriate incentives tied to the performance of our Class A Shares. Therefore, we may grant equity awards to a particular NEO in a given year based on a number of subjective criteria, including, without limitation, the value of equity awards previously granted to the NEO, whether a substantial portion of the NEO’s equity incentives are vested and the underlying stock is capable of being sold, the amount of equity incentives of a NEO in a particular year, whether a NEO has recently been promoted, a NEO’s position and role in our success and whether a NEO has made any exceptional contributions to our success.

Mr. Ergen recommends, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of our President and Chief Executive Officer. Our President and Chief Executive Officer, in consultation with Mr. Ergen, recommends, the Compensation Committee reviews and discusses and the Board of Directors ultimately approves the base salary compensation of our other NEOs. After considering these recommendations and other considerations discussed above, the Board of Directors determines the annual base salary for each NEO. The Compensation Committee also makes and approves grants of options and other equity-based compensation to our NEOs, if any, as well as determines and establishes applicable payout targets and performance metrics for the payment of cash and equity incentive awards. The Compensation Committee and the Board of Directors place substantial weight on Mr. Ergen’s recommendations regarding all compensation matters in light of his role as our controlling shareholder.

Furthermore, the Compensation Committee also makes a subjective determination as to whether an increase should be made to Mr. Ergen’s compensation based on its evaluation of, among other factors, Mr. Ergen’s contribution to the success of EchoStar, whether the performance goals of any short-term or long-term incentive plans were met, the respective payouts that would become payable to Mr. Ergen upon achievement of those performance goals and the respective options and other stock awards currently held by Mr. Ergen and whether such awards are sufficient to retain Mr. Ergen.

Compilation of Certain Peer Group Data

We do not utilize a formulaic or standard, formalized benchmarking level or element in setting our executive compensation relative to that of other companies. Generally, the Corporation’s overall compensation lags behind competitors in the area of base pay, severance packages and short-term incentives but is intended to be competitive over time in equity compensation. If the Corporation’s stock performance substantially outperforms similar companies, executive compensation at the Corporation could exceed that at similar companies. Barring significant increases in the stock price, however, the Corporation’s compensation levels generally lag its peers.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s principal executive officer, principal financial officer and its next three most highly compensated executive officers in the year that the compensation is paid). Prior to the adoption of the Tax Cuts and Jobs Act (the “Tax Reform”), this limitation only applied to compensation that was not considered performance-based under the Section 162(m) rules. The Tax Reform repealed this exception for performance-based compensation. We generally structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Code. However, we have reserved the right to pay nondeductible compensation in excess of this limitation when we believe such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance.

Use of Compensation Consultants

No compensation consultants were retained by the Corporation, the Board of Directors or the Compensation Committee in connection with recommending the setting of compensation for our executive officers during the past fiscal year.

Implementation of Executive Compensation Program Objectives and Policies

Elements of Executive Compensation

The primary components of our executive compensation program include:

●	base salary;
●	equity incentive compensation (short-term and/or long-term) in the form of stock options and/or restricted stock units offered under EchoStar’s stock incentive plans as well as eligibility to participate in an employee stock purchase plan;
●	short-term cash incentive compensation, including conditional and/or performance-based cash incentive compensation and discretionary bonuses;
●	our 401(k) Employee Savings Plan (“401(k) Plan”);
●	a nonqualified deferred compensation plan; and
●	other compensation, including perquisites, personal benefits and post-termination compensation.

Our long and short-term incentive compensation generally include conditional and/or performance-based cash and/or equity incentive compensation.

The components of our executive compensation program combine to promote the objectives and policies described above. Base salary, 401(k) Plan benefits and other benefits and perquisites provided generally to employees provide a minimum level of compensation for our NEOs. Long-term equity and/or performance-based incentive compensation align NEO compensation with the creation of long-term shareholder value and generally promote retention. Short-term cash and/or equity incentives reward individual, business group and/or company performance and achievement of shorter-term goals important to us.

We have not required that a certain percentage of an executive’s compensation be provided in one form versus another. However, our goal is to award compensation that is reasonable in relation to our compensation program and objectives when all elements of potential compensation are considered. Each element of our executive compensation and the rationale for each element are described below.

Base Salary

We have traditionally included salary in our executive compensation package under the belief that it is appropriate that some portion of the compensation paid to our executive officers be provided in a form that is fixed and liquid occurring over regular intervals. The Board of Directors has traditionally been free to set base salary at any level deemed appropriate, with the Compensation Committee setting the base salary of the Chairman. The Compensation Committee and the Board of Directors typically review base salaries of our NEOs. Any increases or decreases in base salary on a year-over-year basis have usually been dependent on a combination of the factors outlined above in “General Compensation Levels,” with particular emphasis on:

●EchoStar’s and our subsidiaries’ overall financial and business performance;
●the performance of the NEO’s business unit;
●the NEO’s individual contributions to EchoStar and our subsidiaries;
●the rate of standard annual merit increases for employees who are performing at a satisfactory level; and
●information described in “Compilation of Certain Peer Group Data.

Equity Incentive Compensation

We believe that our executive officers generally will be better able to contribute to our success and help build incremental shareholder value if they have a stake in our future success and value. We believe this stake helps retain executives and focuses the executive officers’ attention on managing as owners with equity positions and aligns their interests with the interests of our shareholders. Equity awards therefore have generally represented an important component of our compensation program for most of our NEOs. We have historically attempted to create general incentives with standard stock option grants and conditional or performance-based incentives through awards that include payouts in cash. Grants of equity incentive compensation have usually been dependent on a combination of the factors outlined above in “General Compensation Levels.”

To aid in our retention of employees, options and restricted stock unit awards granted under our stock incentive plans, including those granted to our NEOs, generally have vested at the rate of 20% per year (except with respect to the grants or commitments to grant options and restricted stock awards to Mr. Akhavan, our President and Chief Executive Officer, in connection with his commencement of employment and subsequently in connection with his assumption of the President and CEO role on December 31, 2023, in connection with the Merger, which vest at a rate of 33.3% per year for stock options and one year after grant for RSUs) and, in the case of options, have had exercise prices not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). Generally, our option agreements and restricted stock unit agreements with executive officers have included acceleration of vesting following a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control.

Stock Incentive Plan

Prior to our Merger, we had two general employee stock incentive plans, which we refer to as the Amended and Restated 2008 Stock Incentive Plan (the “2008 Stock Incentive Plan”) and the EchoStar Corporation 2017 Stock Incentive Plan (the “2017 Stock Incentive Plan”). In connection with the closing of the Merger, we assumed the existing DISH 2019 Stock Incentive Plan and DISH 2009 Stock Incentive Plan (all of our employee stock incentive plans are collectively referred to as the “Stock Incentive Plans”).

The 2008 Stock Incentive Plan expired on January 1, 2018. No new awards have been or will be granted under the 2008 Stock Incentive Plan after May 2, 2017, but any awards previously granted under this plan remain outstanding and vest and/or are exercised in accordance with their terms. The 2017 Stock Incentive Plan was approved by our shareholders on May 2, 2017, and we have used this plan for equity grants to our executive officers and other key employees since that date. Our adoption of the DISH 2009 Stock Incentive Plan and the DISH 2019 Stock Incentive Plan was approved as part of the overall Merger transaction approval.

The purpose of our Stock Incentive Plans is to provide incentives to attract, motivate and retain executive officers, employees, consultants and advisors, to offer participants incentives to put forth maximum efforts for the success of our business and to afford participants an opportunity to acquire a proprietary interest in EchoStar. The Stock Incentive Plans are administered by the Compensation Committee which retains the discretion, subject to plan limits, to modify the terms of outstanding awards and to re-price awards. Awards available to be granted under our Stock Incentive Plans include: (i) stock options; (ii) stock appreciation rights; (iii) restricted stock and restricted stock units; (iv) performance awards; (v) dividend equivalents; and (vi) other stock-based awards. We generally grant equity awards on the first day of each calendar quarter following the quarter in which the award was approved and have set exercise prices at not less than the fair market value of our Class A Shares on the date of grant or the last trading day prior to the date of grant (if the grant date is not a trading day). As of December 31, 2024, there were:  (i) outstanding options to purchase approximately 13.6 million of our Class A Shares under our Stock Incentive Plans; (ii) approximately 91 thousand outstanding restricted stock units; and (iii) approximately 21.7 million of our Class A Shares remaining available for issuance under our Stock Incentive Plans. Our outstanding option awards generally vest at the rate of 20% per year commencing one year from the date of grant.

Class B Chairman Stock Option Plan

We have adopted a Class B Chairman stock option plan, which we refer to as the 2008 Class B Chairman Stock Option Plan. The purpose of the 2008 Class B Chairman Stock Option Plan is to promote the interests of the Corporation by aiding in the retention of Mr. Ergen, who our Board of Directors believes is crucial to assuring our future success, to offer Mr. Ergen incentives to put forth maximum efforts for our future success and to afford Mr. Ergen an opportunity to acquire additional proprietary interests in the Corporation. Mr. Ergen abstained from our Board of Directors’ vote regarding the adoption of the 2008 Class B Chairman Stock Option Plan. Awards available to be granted under the 2008 Class B Chairman Stock Option Plan include nonqualified stock options and dividend equivalent rights with respect to our Class B Shares. Up to 4.0 million of our Class B Shares are available for award under the 2008 Class B Chairman Stock Option Plan. Only Mr. Ergen is eligible to participate in the 2008 Class B Chairman Stock Option Plan. No awards have been granted under the 2008 Class B Chairman Stock Option Plan.

Employee Stock Purchase Plan (“ESPP”)

We have an employee stock purchase plan, which we refer to as the ESPP. The purpose of the ESPP is to provide our eligible employees with an opportunity to acquire a proprietary interest in the Corporation through the purchase of our Class A Shares. Generally, all full-time employees who have been employed by the Corporation or certain of our subsidiaries for at least one calendar quarter are eligible to participate in the ESPP. Employee stock purchases are made through payroll deductions during an offering period under the plan. Unless otherwise provided by the Board of Directors prior to the beginning of an offering period, stock purchases are made on the last trading day of each such quarterly purchase period at 85% of the closing price of the Class A Shares on that date. Beginning with any offering period commencing after October 20, 2022, shares purchased may not be sold or otherwise disposed of for 180 days after the purchase date. Under the terms of the ESPP, each employee’s deductions are limited so that the maximum such employee may purchase under our ESPP is $25,000 in fair market value of Class A Shares per year. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and thereby provide participating employees with an opportunity to receive certain favorable income tax consequences as to stock purchase rights under the ESPP. Our NEOs are eligible to participate in the ESPP on the same terms as our other employees. In connection with the closing of the Merger, participation in the ESPP was suspended beginning with the fourth quarter of 2023 and continuing during the first quarter of 2024. Participation in the plan resumed during the second quarter of 2024 and was expanded to include DISH employees.

Short-Term Cash Incentive Compensation

In November 2021, we amended and restated our short-term cash incentive program for our NEOs, which we refer to as the Executive Officer Bonus Incentive Plan. The Executive Officer Bonus Incentive Plan is a cash incentive plan intended to promote our success by providing performance-oriented incentives to motivate our executive officers whose decisions and performance have a significant impact on our success and to reward them for superior managerial performance and our successful performance and growth. Participation in the Executive Officer Bonus Incentive Plan is limited to our executive officers. Under the Executive Officer Bonus Incentive Plan, cash payments are awarded and are based on target award amounts for each year determined by the Compensation Committee for each participant and on the achievement of corporate, business segment and/or individual executive performance metrics established by the Compensation Committee for each fiscal year from among those set forth in the Executive Officer Bonus Incentive Plan. For each participant in 2024, 80% of the payout target is based on the achievement of company-wide performance metrics, and the remaining 20% of the payout target is based on the Compensation Committee’s subjective assessment of each participant’s performance, taking into account the recommendation of the Chairman and, in the case of participants other than the President and Chief Executive Officer, the recommendation of the President and Chief Executive Officer. Individual awards under the Executive Officer Bonus Incentive Plan may range between zero and a maximum amount of 125% of the applicable target award amount as determined by the Compensation Committee for each participant. Messrs. Akhavan and Manson were eligible to receive, and did receive, short-term cash incentive payments for 2024 pursuant to the Executive Officer Bonus Incentive Plan. See “Summary Compensation Table” below.

We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. None of our NEOs received discretionary cash bonuses in 2024. See “Summary Compensation Table” below.

Exchange Offer

On March 4, 2024, we commenced a tender offer to eligible employees (which excludes our co-founders and the non-executive/non-employee members of our Board of Directors) to exchange eligible stock options (which excludes the Ergen 2020 Performance Award) for new options as detailed in our Schedule TO filed March 4, 2024 with the Securities and Exchange Commission (the “Exchange Offer”), to, among other things, further align employee incentives with the current market. The Exchange Offer expired on April 1, 2024 and we accepted for exchange approximately 7 million stock options. As a result of the Exchange Offer, during the second quarter of 2024, the exercise price of approximately 6 million new stock options, affecting approximately 1,000 eligible employees, was adjusted to $14.04.

Ergen 2020 Performance Award

In connection with the closing of the DISH merger, we assumed the existing Ergen 2020 Performance Award which awards Mr. Ergen long-term performance-based options (the “Ergen 2020 Performance Award”) to purchase up to 4,385,962 Class A Shares. The Award is subject to the achievement of performance vesting goals based on specified stock price targets (the “EchoStar Stock Price Targets”) as set forth in the table below over the ten-year period following the date of grant (except for the first two DISH Stock Price Targets (Tranche 1 and Tranche 2)). The Award was granted on November 6, 2020, with an exercise price of $78.98. The Award will expire on February 6, 2031.

In approving the Ergen 2020 Performance Award, the DISH compensation committee recognized, among other things, the unique blend of leadership, experience and knowledge of our industry and business that Mr. Ergen brings to DISH Network and the continued importance of Mr. Ergen’s role as the individual who identifies strategic priorities and leads the execution of DISH Network’s long-term strategy, including, without limitation, its wireless business, which is expected to drive long-term value for DISH Network and its shareholders. In an effort to further incentivize Mr. Ergen’s continued long-term performance, the DISH compensation committee designed the Award to be a challenging long-term incentive for future performance, and the DISH compensation committee noted in particular that the performance thresholds could take many years to achieve, if they can be achieved at all. In addition, the DISH compensation committee sought to ensure that the Ergen 2020 Performance Award would further align Mr. Ergen’s interests with those of DISH Network’s shareholders over the long-term.

In connection with its design, evaluation and approval of the Ergen 2020 Performance Award, the DISH compensation committee retained an independent compensation consultant, Compensia, to consider various designs for the structure of the award related to the grant value and award structure. Compensia’s review included an assessment of comparable long-term incentive awards granted to other leaders of a range of technology and media companies. In addition, Compensia prepared a competitive market assessment of Mr. Ergen’s projected annual compensation relative to the annual pay of leaders at a peer set of similar industry and size/value competitors to DISH Network. This analysis determined that Mr. Ergen’s annual compensation (including the annualized fair value of the Ergen 2020 Performance Award) was generally lower than the compensation of the leaders of these peer companies.

Subject to Mr. Ergen’s continued employment in his position as Chairman of DISH Network (or, following the Merger, EchoStar) through the date on which the EchoStar Stock Price Targets are achieved, the Ergen 2020 Performance Award will vest in the following tranches upon achievement of the following EchoStar Stock Price Targets:

Tranche	EchoStar Stock Price Targets	Vesting Schedule
1	$ 98.72	10%
2	$123.40	10%
3	$154.24	10%
4	$192.80	10%
5	$241.00	10%
6	$301.27	10%
7	$376.57	10%
8	$470.71	10%
9	$588.41	10%
10	$735.50	10%

In the event that a EchoStar Stock Price Target is determined by the Compensation Committee to have been achieved during an applicable calendar quarter (or at its ten-year anniversary) as set forth below: (i) that applicable EchoStar Stock Price Target will be retired; and (ii) the corresponding tranche of the option will vest and shall become exercisable contemporaneously with the filing of the Corporation’s financial results for that quarter or year, as applicable, with the SEC.

For purposes of the EchoStar Stock Price Targets, except for Tranches 1 and 2, the EchoStar Stock Price Target will be considered achieved if the average closing stock price, as reported on Nasdaq, of the Class A Shares for the thirty (30)

calendar day period immediately prior to the end of any calendar quarter exceeds the respective EchoStar Stock Price Target (and the thirty (30) calendar day period prior to the Award’s ten-year anniversary on November 6, 2030) during the period that is ten years following the date of the grant.

With respect to Tranche 1, the applicable EchoStar Stock Price Target will be considered achieved if the average closing stock price, as reported on NASDAQ, of the Class A Shares for the thirty (30) calendar day period immediately prior to the end of any calendar quarter exceeds the respective EchoStar Stock Price Target during the first four years following the date of the grant.

With respect to Tranche 2, the applicable EchoStar Stock Price Target will be considered achieved if the average closing stock price, as reported on NASDAQ, of the Class A Shares for the thirty (30) calendar day period immediately prior to the end of any calendar quarter exceeds the respective EchoStar Stock Price Target during the first seven years following the date of the grant.

In the event a “change in control” of the Corporation occurs while any portion of the 2020 Ergen Performance Award is unvested, the value of the transaction consideration per share for a Class A Share will be used to determine whether any additional portion of the Ergen 2020 Performance Award will vest. For purposes of the Award, a “change in control” of the Corporation is generally deemed to occur upon: (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen (our controlling shareholder) or a related party) individually owns more than fifty percent (50%) of the total equity interests of either: (A) the Corporation; or (B) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) the first day on which a majority of the members of the Board of Directors are not continuing directors.

The Ergen 2020 Performance Award was granted under the terms of the Corporation’s 2019 Stock Incentive Plan and a non-qualified stock option agreement that includes, among other terms and conditions, a post-exercise holding period requirement (net of taxes and exercise price) on the Class A Shares obtained upon exercise that is equal to the longer of: (i) five years from the date of grant; or (ii) one year following the date of exercise for applicable shares exercised under the Award.

During 2021, the price targets for Tranche 1 and Tranche 2 were achieved, resulting in the vesting of 877,192 stock options, as determined by the Compensation Committee. No additional price targets were achieved during 2024.

2019 Long-Term Incentive Plan

In connection with the closing of the DISH merger, we assumed DISH Network’s existing long-term, performance-based stock incentive plan, the 2019 Long-Term Incentive Plan, or 2019 LTIP, within the terms of DISH Network’s 2009 Stock Incentive Plan. The purpose of the 2019 LTIP is to promote the Company’s interests and the interests of its shareholders by providing key employees with financial rewards through equity participation upon achievement of specified long-term goals. The employees eligible to participate in the 2019 LTIP generally included DISH Network’s executive officers, senior vice presidents, vice presidents and director-level employees. Employees participating in the 2019 LTIP receive a one-time award of an option to acquire a specified number of shares priced at the market value as of the first day of the calendar quarter in which the option was granted or, if the first day of the calendar quarter is not a trading day, the last trading day prior to the date of grant. Initial awards granted under the 2019 LTIP were made as of October 1, 2018.

Under the 2019 LTIP: (i) the net Pay-TV subscriber growth goals, top-line revenue growth goals, top award for customer service and/or satisfaction goals and annual average employee survey score goals are measured at the end of each calendar year during the period between and including January 1, 2019 and December 31, 2023; and (ii) the wireless buildout and revenue goal, Smart Home Services and fulfillment third-party revenue goals and cumulative free cash flow goals are measured at the end of each calendar quarter during the period between and including October 1, 2018 and December 31, 2023.  As of December 31, 2023 final measurement date, we determined that 85% of the 2019 LTIP performance conditions were probable of achievement and approximately 78% of the 2019 LTIP awards had vested.

As previously discussed, on March 4, 2024, we commenced an Exchange Offer to eligible employees (which excludes our co-founders and the independent members of our Board of Directors) to exchange eligible stock options for new options to, among other things, further align employee incentives with the current market. As a result of the Exchange Offer, options to purchase shares under the 2019 LTIP were exchanged and the exercise price of these options was adjusted to $14.04 effective April 1, 2024.

2022 Incentive Plan

In connection with the closing of the DISH merger, we assumed DISH Network’s existing performance-based incentive plan (the “2022 Incentive Plan”) under DISH’s 2019 Stock Incentive Plan. The purpose of the 2022 Incentive Plan is to promote the Corporation’s interests and the interests of the Corporation’s shareholders by generally providing certain executive officers, senior vice presidents, vice presidents and director-level employees within our established businesses with financial rewards through equity participation and cash incentives upon achievement of certain specified goals. Employees participating in the 2022 Incentive Plan are generally expected to receive cash awards and a one-time option to purchase a specified number of Class A Shares with an exercise price per share equal to the closing price of the Class A Shares on the date of grant or the last trading day prior to the date of grant (if the date of grant is not a trading day). The options were granted as of February 1, 2022. The amount of the cash award is tied to a certain percentage (based on the employee’s level) of the applicable employee’s base salary.

Under the 2022 Incentive Plan, all goals are measured at the end of each calendar quarter during the period between and including January 1, 2022 and December 31, 2026 (the “measurement period”).

In the event that a goal under the 2022 Incentive Plan is achieved as of the last day of any calendar quarter or year, as applicable, as determined by the Compensation Committee: (i) the applicable goal will be retired; (ii) the corresponding increment of the options (if applicable) will vest and become exercisable contemporaneously with filing of the Corporation’s financial results for that quarter or year, as applicable, filed with the SEC; and (iii) the corresponding increment of the cash award will be paid out. The 2022 Incentive Plan goals are below:

Vesting Schedule
Goals	Cash (1)	Equity
$1.0 billion Cumulative Free Cash Flow	Applicable % of Salary	16.67%
$2.0 billion Cumulative Free Cash Flow	Applicable % of Salary	16.67%
$3.0 billion Cumulative Free Cash Flow	Applicable % of Salary	16.67%
$4.5 billion Cumulative Free Cash Flow	Applicable % of Salary	16.67%
$40 billion Cumulative Revenue	Applicable % of Salary	16.67%
$60 billion Cumulative Revenue	Applicable % of Salary	16.67%
30 million Wireless Subscribers	Applicable % of Salary	N/A
(1)	The cash payout percentage of each of our executive vice presidents and above (including Messrs. Swieringa and Orban) is equal to 50% of their respective base salaries per goal.

The Cumulative Free Cash Flow Goals will be achieved if the Corporation achieves the respective amounts of cumulative free cash flow above during the measurement period, which calculation of “cumulative free cash flow” is a formula that takes into account, among other things, free cash flow as set forth in the Corporation’s Form 10-K, Form 10-Q or Form 8-K announcing quarterly or annual financial results for that quarter or year, as applicable, filed with the SEC, subject to certain adjustments.

The Cumulative Revenue Goals will be achieved if the Corporation achieves the respective amounts of cumulative revenue above during the measurement period, which calculation of “cumulative revenue” is a formula that takes into account, among other things, the total revenue announced in the Corporation’s Form 10-K, Form 10-Q or Form 8-K announcing quarterly or annual financial results for that quarter or year, as applicable, filed with the SEC, subject to certain adjustments.

The Wireless Subscriber Goal will be achieved if the Corporation achieves more than 30 million wireless subscribers during the measurement period, which calculation of “subscribers” is a formula that takes into account, among other things, the total number of wireless subscribers announced in the Corporation’s Form 10-K, Form 10-Q or Form 8-K announcing quarterly or annual financial results for that quarter or year, as applicable, filed with the SEC, subject to certain adjustments.

The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of the 2022 Incentive Plan, including vesting and all other aspects of calculating the achievement of the goals under the 2022 Incentive Plan.

Employees who are granted equity awards after February 1, 2022 under the 2022 Incentive Plan will be eligible to receive a reduced award under the 2022 Incentive Plan. Such awards are subject to a vesting schedule that varies based upon the date on which such awards were granted.

Through December 31, 2024, we achieved:  (i) all 4 of the Cumulative Free Cash Flow Goals; and (ii) the 40 billion Cumulative Revenue Goal, which resulted in the cumulative vesting of 83.35% of the 2022 Incentive Plan stock awards during 2024.  Messers. Swieringa and Orban were the only NEOs eligible to participate in the 2022 Incentive Plan in 2024.

As previously discussed, on March 4, 2024, we commenced an Exchange Offer to eligible employees (which excludes our co-founders and the independent members of our Board of Directors) to exchange eligible stock options for new options to, among other things, further align employee incentives with the current market. As a result of the Exchange Offer, options to purchase shares under the 2019 LTIP were exchanged and the exercise price of these options was adjusted to $14.04 effective April 1, 2024.

In November 2024, in an effort to bridge incentive plans between EchoStar and DISH Network post-Merger, our Compensation Committee approved the following updated goals for the 2022 Incentive Plan (the “2022 Incentive Plan Transition Goals”).  The period for achievement of the 2022 Incentive Plan Transition Goals expire September 30, 2025.

.3
2022 Incentive Plan Transition Goals	Goal Weighting (1)
$2.3 billion Pay TV Cumulative Free Cash Flow	75%
Discretionary	25%
(1)	For our executive vice presidents (including Messrs. Swieringa and Orban), the “Goal Weighting” column indicates the percentage of their respective base salaries payable under the plan upon achievement of the relevant goal.

Wireless Incentive Plan

In connection with the closing of the DISH merger, we assumed DISH Network’s existing wireless incentive plan for certain executive officers, senior vice presidents, vice presidents and director-level employees that are not participating in the 2022 Incentive Plan and are focused on our wireless business (the “Wireless Incentive Plan or “WIP”). These employees are generally eligible to receive cash payments tied to a certain percentage (based on the employee’s level) of the applicable employee’s base salary if the Corporation were to achieve certain specified wireless goals. The Wireless Incentive Plan’s goals are below:

Goals	Vesting Schedule (1)
1st Major City Build Out Goal	Applicable % of Salary
20% Coverage of US Population	Applicable % of Salary
70% Coverage of US Population	Applicable % of Salary
$40 billion Cumulative Revenue	Applicable % of Salary
75% PEA Coverage for 600MHz	Applicable % of Salary
30 million Wireless Subscribers	Applicable % of Salary

(1)	The payout percentage for our executive vice presidents focusing on our wireless business is equal to 100% of their respective base salaries per goal, except for the 30 million Wireless Subscribers goal, which is paid out at 50% of the respective base salary.

The 1st Major City Build Out Goal will generally be achieved when the Corporation has completed its wireless build out of at least one major metropolitan city (with a population of 1 million or greater) and is able to successfully process commercial wireless traffic through its core wireless network as determined by the Compensation Committee.

The 20% Coverage Goal, 70% Coverage Goal and 75% PEA Coverage Goal will generally be achieved when the Corporation has offered 5G broadband service to the coverage areas described in the table above by certain applicable deadlines for each goal (e.g., June 14, 2022, June 14, 2023 and June 2025, respectively), all as determined by the Compensation Committee.

The Cumulative Revenue Goal and the Wireless Subscriber Goal will be determined in the same manner described above with respect to the 2022 Incentive Plan.

The Compensation Committee has final authority to, among other things, interpret and calculate any and all aspects of the Wireless Incentive Plan, including vesting and all other aspects of calculating the achievement of the goals under the Wireless Incentive Plan.

Through December 31, 2024, we achieved:  (i) the 1st Major City Build Out Goal; (ii) the 20% Coverage of US Population Goal; (iii) the 70% Coverage of US Population Goal; and (iv) the $40 billion Cumulative Revenue Goal, as determined by the Compensation Committee.  None of our NEOs participated in the Wireless Incentive Plan in 2024.

In November 2024, in an effort to bridge incentive plans between EchoStar and DISH Network post-Merger, our Compensation Committee approved the following updated goals for the Wireless Incentive Plan (the “WIP Transition Goals”).  The period for achievement of the WIP Transition Goals expire September 30, 2025.

WIP Transition Goals	Goal Weighting (1)
1.5 million subscribers on MNO by 9/30/2025	25%
550,000 net subscriber additions for retail wireless by 9/30/2025	20%
Certain Subscriber Acquisition Cost (“SAC”) efficiencies for postpaid wireless subscriber acquisitions	15%
Certain SAC Efficiencies for prepaid wireless subscriber acquisitions	15%
Discretionary	25%
(1)	For our executive vice presidents, the “Goal Weighting” column indicates the percentage of their respective base salaries payable under the plan upon achievement of the relevant goal.

401(k) Plan

We sponsor the DISH Network 401(k) Employee Savings Plan (the “DISH Network 401(k) Plan”) and the EchoStar 401(k) Employee Savings Plan (the “EchoStar 401(k) Plan”) (collectively referred to as the “401(k) Plans”) for eligible employees, including our executives, to facilitate our employees’ ability to save some percentage of their cash compensation for retirement. Employees participating in the EchoStar 401(k) Plan are immediately eligible for participation in the 401(k) Plan upon the commencement of their employment. Employees participating in the DISH Network 401(k) Plan are eligible for participation in the 401(k) Plan upon completing ninety (90) days of service and reaching age 19. Participants in the 401(k) Plan are able to contribute up to 75% of their eligible compensation subject to the maximum contribution limit provided by the Internal Revenue Code. Effective January 1, 2023, eligible employees have the option to contribute up to 75% of their compensation on a pre-tax, Roth after-tax basis or voluntary after-tax basis subject to the Internal Revenue Code limits. Roth in-plan conversions of after-tax contributions are allowed. All employee contributions to the 401(k) Plan are immediately vested. Voluntary employee contributions to the 401(k) Plans may be matched 50% by the Corporation, subject to a maximum annual contribution of $7,500 per employee participating in the EchoStar 401(k) Plan and $5,000 per employee participating in the DISH Network 401(k) Plan. In addition, we may make an annual discretionary contribution to the 401(k) Plan in cash or our stock. All Corporation contributions under the 401(k) Plan vest at 20% per year and are 100% vested after an eligible employee has completed five years of employment. Our NEOs participate in the 401(k) Plan, including corporate contributions, on the same terms as our other employees.

Nonqualified Plan

We have adopted a nonqualified plan for the benefit of a select group of officers (as amended from time to time, the “Nonqualified Plan”), including our NEOs, whose benefits under our 401(k) Plan are limited by the Internal Revenue Code. Nonqualified Plan participants can elect to contribute up to 75% of their eligible compensation and up to 100% of their eligible bonus compensation into the Nonqualified Plan on a pre-tax basis each pay period. We do not match any employee contributions in the Nonqualified Plan. Participants are always 100% vested in the contributions they make into the Nonqualified Plan. During 2024, Mr. Manson is the only NEO who contributed to the Nonqualified Plan.

Akhavan Letter Agreement

In connection with our offer of employment in 2022, Mr. Akhavan entered into an offer letter with the Company, dated as of February 17, 2022. In connection with the Merger, this letter was superseded and replaced by a new letter agreement dated October 2, 2023 (the “Akhavan Letter Agreement”). Pursuant to the Letter Agreement, Mr. Akhavan is entitled to receive an annual base salary of $2,500,000 as of the effective date of the Merger, which was 11:59 pm on December 31, 2023 (the “Effective Date”). During 2023, Mr. Akhavan was eligible to earn performance-based incentive compensation in a target amount equal to $1,000,000, and beginning in 2024 he is eligible to earn performance-based incentive compensation in a target amount equal to $2,500,000, in both cases payable based on the determination of the Compensation Committee in its reasonable discretion. Pursuant to the Akhavan Letter Agreement, certain outstanding unvested EchoStar equity awards were deemed to have vested in connection with the closing of the Merger while other awards were deemed forfeited, in exchange for the grant - as of the Effective Date of:  (a) 263,158 restricted stock units granted on January 1, 2024 and vesting in full on December 31, 2024 subject to continued employment; (b) similar annual RSU awards in future years subject to continued employment; and (c) 701,754 stock options granted as of the Effective Date and vesting in annual installments over a three year period subject to continued employment. Accelerated vesting will occur with respect to these awards in the event Mr. Akhavan experiences certain actual or constructive terminations of employment. The Akhavan Letter Agreement does not provide for any other severance payments or benefits.

Swieringa Letter Agreement

In connection with the Merger, Mr. Swieringa entered into an offer letter with EchoStar, dated as of October 2, 2023 (the “Swieringa Letter Agreement”).  Pursuant to the Swieringa Letter Agreement, Mr. Swieringa is entitled to receive an annual base salary of $1,000,000 and a grant of 175,439 EchoStar options and 70,175 EchoStar RSU awards, each with five year ratable vesting beginning on January 1, 2025.  In addition, EchoStar will honor Mr. Swierenga’s eligibility to receive a one-time performance based cash award of up to $200,000. The Swierenga Letter Agreement does not provide for severance payments or benefits.

Perquisites, Personal Benefits, Post-Termination Compensation and Other Compensation

We have traditionally offered numerous plans and other benefits to our executive officers, on the same terms as other employees. These plans and benefits have included medical, vision and dental insurance, life insurance, the ESPP and the 401(k) Plan as well as discounts on our and other companies’ products and services. Relocation benefits may also be provided and reimbursed, but are individually negotiated when they occur. In some years, we have permitted certain NEOs and their family members and guests to use our corporate aircraft for personal use. During 2024, Messrs. Akhavan and Ergen used our corporate aircraft for personal use.  In 2024, Mr. Ergen received tax preparation services.

We have not traditionally had any plans in place to provide severance benefits to employees. However, generally the equity awards that have been granted to our executive officers are subject to acceleration of vesting following a termination without cause or a constructive termination.

Shareholder Advisory Vote on Executive Compensation

We provided our shareholders with the opportunity to cast a non-binding shareholder advisory vote on executive compensation at the annual meeting of shareholders held in April 2023. Over 98% of the voting power represented at the meeting and entitled to vote on that matter voted to approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as described in the proxy statement for that meeting. The Compensation Committee reviewed these voting results after such meeting, and the Corporation did not change its approach to executive compensation as a direct result of the vote. In April 2023, a majority of our shareholders approved, on a non-binding advisory basis, that we should continue to provide our shareholders with the opportunity to cast a non-binding advisory vote on executive compensation at our annual meeting of shareholders at least once every three years. After considering the preference of our shareholders and other factors, our Board of Directors determined that we will hold, and include in our proxy materials, a non-binding shareholder advisory vote on the compensation of our named executive officers every three years until the next required shareholder vote on the frequency of such non-binding shareholder advisory votes on executive compensation. Consequently, at the Annual Meeting, there will not be a non-binding advisory shareholder vote on executive compensation.

2024 Executive Compensation

With respect to the executive compensation of our NEOs, we reviewed total compensation of each NEO and the factors outlined above in “General Compensation Levels.”

Compensation of Chairman and our President and Chief Executive Officer

2024 Base Salary of President and Chief Executive Officer. Base salary for our President and Chief Executive Officer is reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on Mr. Ergen’s recommendations. As noted above, pursuant to the Akhavan Letter Agreement, Mr. Akhavan’s annual base salary increased to $2,500,000 commencing on December 31, 2023, reflecting the significant expansion of his duties and responsibilities as President and Chief Executive Officer of the merged company.

2024 Base Salary of Chairman. Mr. Ergen’s annual base salary for 2024 was determined based on a review by the Compensation Committee of the expected annual base salaries in 2024 of each of the Corporation’s other NEOs. The Compensation Committee did not increase Mr. Ergen’s salary in 2024. The Compensation Committee noted that Mr. Ergen’s base salary continued to be lower than the base salaries of the CEOs of the significant majority of the surveyed companies.

2024 Cash Bonus. We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. No discretionary cash bonus was paid to Messrs. Akhavan or Ergen for 2024.

2024 Short-Term Cash Incentive Compensation President and Chief Executive Officer. The purpose of short-term cash incentives under our Executive Officer Bonus Incentive Plan is to provide performance-oriented incentives to motivate the achievement of superior managerial performance and successful performance and growth of the Corporation. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s recommendations. Mr. Ergen and the Compensation Committee determined that Mr. Akhavan will be entitled to earn a performance-based annual cash award in a target amount of $2,500,000 based upon the achievement of certain specified business objectives. For 2024, the Compensation Committee awarded Mr. Akhavan $2,000,000 under our Executive Officer Bonus Incentive Plan that will be paid in 2025. No short-term cash incentives were paid to Mr. Ergen for 2024.

2024 Equity Incentives. With respect to equity incentives, we took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on evaluating the position of our President and Chief Executive Officer to determine whether he has appropriate incentives tied to the performance of our Class A Shares. This determination is made by the Compensation Committee primarily on the basis of Mr. Ergen’s subjective recommendation. In connection with the closing of the merger transaction between the Company and DISH and the effectiveness of Mr. Akhavan’s new employment letter, certain of his outstanding options and RSUs were deemed to vest and others were cancelled in exchange for new grants of:  (i) 263,158 RSUs on January 1, 2024, vesting in one year subject to continued employment; and (ii) 701,754 stock options on December 31, 2023, vesting annually over a three-year period, subject to continued employment. These equity incentives reflect the significant expansion of Mr. Akhavan’s duties and responsibilities in his role as President and Chief Executive Officer of the merged company. No equity incentives were awarded to Mr. Ergen for 2024.

Compensation of Other Named Executive Officers

2024 Base Salary. Base salaries for each of our NEOs, other than the Chairman and President and Chief Executive Officer, are reviewed and discussed by the Compensation Committee and determined by the Board of Directors primarily based on the President and Chief Executive Officer’s recommendation. Mr. Akhavan made recommendations with respect to the 2024 base salary of each of our NEOs, other than himself, after consulting with Mr. Ergen and after considering the factors outlined above in “General Compensation Levels,” placing primary weight on:  (a) the NEO’s base salary in 2023; (b) the

NEO’s performance in 2023; and (c) whether, in his subjective view, an increase in base salary was warranted based on such performance or in order to retain the NEO. In determining recommendations for the base salaries of our NEOs other than Mr. Swieringa and himself, Mr. Akhavan subjectively determined that the existing base salaries of each of Messrs. Orban and Manson were already within the range of market compensation in light of EchoStar’s practices with respect to annual base salaries and therefore an increase over 2023 annual base salary was not necessary.  The Compensation Committee reviewed, discussed and recommended, and the Board of Directors accepted, Mr. Akhavan’s recommendations with respect to the 2024 base salaries for each of these NEOs.  Mr. Swieringa’s base salary was set by his letter agreement with the Company.

2024 Cash Bonus. We may provide a discretionary cash bonus to the extent that we consider an individual to have made an extraordinary contribution towards EchoStar’s performance. Consistent with prior years, Mr. Ergen generally recommended that other NEOs receive cash bonuses only to the extent that such amounts would be payable pursuant to the existing short-term incentive plan, if any. No discretionary cash bonuses were awarded the other NEOs for 2024.

2024 Short-Term Cash Incentive Compensation.  The purpose of short-term cash incentives under our Executive Officer Bonus Incentive Plan is to provide performance-oriented incentives to motivate the achievement of superior managerial performance and successful performance and growth of the Corporation.  This determination for our NEOs, other than the Chairman and the President and Chief Executive Officer, is made by the Compensation Committee primarily on the basis of Mr. Akhavan’s recommendations.  For 2024, Mr. Akhavan consulted with Mr. Ergen and based his recommendations on, and the Compensation Committee took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on each NEO’s role in driving the Corporation’s overall performance, including 80% based on the Corporation’s financial and operational performance in 2024, and 20% based on management effectiveness and individual executive performance in 2024.  Mr. Akhavan recommended, and the Compensation Committee reviewed, discussed, and determined, payout targets and performance metrics for 2024 for the payment of short-term cash incentive awards under our Executive Officer Bonus Incentive Plan for each eligible NEO.  Mr. Akhavan and the Compensation Committee determined whether and to what extent the applicable performance metrics were met for each eligible NEOs for 2024, and the amount of the cash incentive award for 2024 paid under the Executive Officer Bonus Incentive Plan to each of our eligible NEOs.

Based on the recommendations of Mr. Akhavan, the Compensation Committee approved the following 2024 payout targets, performance metrics, and short-term cash incentive awards under our Executive Officer Bonus Incentive Plan:

NEO	2024 Payout Target	2024 Performance Metrics	2024 Incentive Award Payment
Dean A. Manson	$667,440 (100% of base salary)	Combination of financial and operational performance metrics of the Corporation as well as factors regarding management effectiveness and individual executive performance.	$483,894

2024 Equity Incentives. With respect to equity incentives, we took into account, among other things, the factors described in “General Compensation Levels” above, placing primary weight on evaluating the position of each of our other NEOs to determine whether each NEO other than our President and Chief Executive Officer has appropriate incentives tied to the performance of our Class A Shares. These determinations are made by the Compensation Committee primarily on the basis of the President and Chief Executive Officer’s subjective recommendations. See detail of equity incentive awards in “Grants of Plan-Based Awards” table below.  As discussed under “Swieringa Letter Agreement”, in 2024 Mr. Swieringa received a grant of 175,439 options and 70,175 RSU awards, each with five year ratable vesting beginning on January 1, 2025.

Anti-Hedging. Our insider trading policy prohibits our employees, including our executive officers, and members of our Board of Directors from engaging in any type of hedging or monetization transaction with respect to our securities. The prohibited transactions include, but are not limited to, the pledging as collateral of any of our securities, including establishing or increasing margin loans.

Risk Assessment

We believe that our compensation programs and practices, which include a mix of short-term and long-term compensation and consist primarily of fixed cash salary, short-term incentive cash awards and equity incentive awards with multi-year vesting, assist in our efforts to mitigate excessive risk-taking by our employees. We annually review the cash and equity incentive programs for the Corporation’s senior officers, including our executive officers, who are the employees whose actions could expose the Corporation to the most significant business risks. We concluded that certain features of these programs tend to reduce the likelihood of excessive risk-taking, including a balance of compensation that is designed to promote the Corporation’s goals and create shareholder value by aligning the interests of management and shareholders through equity and cash incentives, multi-year vesting of equity awards and a mix of short-term and long-term compensation, thus reducing the incentive to take risks that are not consistent with the Corporation’s goals, and the Compensation Committee’s and Board of Directors’ ongoing oversight to ensure the Corporation’s compensation programs and practices appropriately balance the interests of employees and shareholders.

For the foregoing reasons, the Board of Directors believes that the Corporation’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Corporation.

Compensation Committee Report

The Compensation Committee is appointed by the Board of Directors to discharge certain of the Board of Directors’ responsibilities relating to compensation of EchoStar’s executive officers.

Based on the review of the Compensation Discussion and Analysis and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Kathleen Q. Abernathy (Chair)

George R. Brokaw

R. Stanton Dodge

Lisa W. Hershman

Executive Compensation Tables

Summary Compensation Table

Our executive officers are compensated by certain of our subsidiaries. The following table sets forth the cash and noncash compensation earned by each NEO for each of the fiscal years ended December 31, 2024, 2023 and 2022 during which he served as a NEO.

						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (1)	($) (2)	($) (3)	($) (4)		($)
Charles W. Ergen	2024	$1,000,000	$—	$—	$—	$—	$—	$3,098,981	(5)	$4,098,981
Chairman

Hamid Akhavan	2024	$2,471,168	$—	$4,360,528	$—	$2,000,000	$—	$96,169		$8,927,865
President and	2023	$1,000,002	$—	$—	$5,312,980	$759,000	$—	$118,980		$7,190,962
Chief Executive Officer	2022	$738,463	$—	$7,563,000	$6,134,800	$750,000	$—	$41,872		$15,228,135

John W. Swieringa	2024	$1,000,000	$—	$1,162,800	$1,809,107	$1,000,000	$—	$5,210		$4,977,117
President, Technology and
Chief Operating Officer

Paul W. Orban	2024	$650,000	$—	$—	$1,012,892	$650,000	$—	$5,520		$2,318,412
Executive Vice President and
Chief Financial Officer, DISH

Dean A. Manson	2024	$667,451	$—	$—	$348,020	$483,894	$69,131	$9,790		$1,578,286
Chief Legal Officer and Secretary	2023	$662,215	$—	$—	$—	$433,836	$93,090	$14,290		$1,203,431
	2022	$635,084	$—	$—	$927,300	$453,600	$—	$15,290		$2,031,274
(1)	Amounts reported reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to the Corporation’s audited financial statements for the fiscal years ended December 31, 2024 included in the Corporation’s Annual Reports on Form 10-K filed with the SEC on February 27, 2025.
(2)	Under our Executive Officer Bonus Incentive Plan, for 2024, 2023 and 2022, Messrs. Akhavan, and Manson were eligible to receive, and did receive, short-term cash incentive payments. For 2024, these short-term cash incentive payments equaled approximately 80.0% and 72.5%, of the respective payout targets under our Executive Officer Bonus Incentive Plan for Messrs. Akhavan and Manson. For 2023, these short-term cash incentive payments equaled approximately 75.9% and 65%, of the respective payout targets under our Executive Officer Bonus Incentive Plan for Messrs. Akhavan and Manson. For 2022, these short-term cash incentive payments equaled approximately 70.0% of the respective payout targets under our Executive Officer Bonus Incentive Plan for Mr. Manson, while Mr. Akhavan received 100% of his prorated target as guaranteed pursuant to his 2022 offer letter.
(3)	Aggregate earnings under our Nonqualified Plan are dependent on the investment decisions made by the executive. All earnings are market earnings, and none are preferential or set by the Corporation.
(4)	“All Other Compensation” for all of the NEOs includes amounts contributed pursuant to our 401(k) matching program, our health savings account program and imputed income related to group term life insurance. Mr. Akhavan’s “All Other Compensation for 2024, 2023 and 2022 also includes $77,708, $104,000 and $32,658, respectively, for Housing Allowance and Relocation Expenses. Mr. Akhavan’s “All Other Compensation also includes personal use of corporate aircraft during the year ended December 31, 2024.
(5)	Mr. Ergen’s “All Other Compensation” for 2024 also includes amounts for tax preparation services and $2,882,331 for Mr. Ergen’s personal use (and on certain occasions for the personal use by members of his family and other guests) of corporate aircraft during the year ended December 31, 2024. We calculated the value of personal use of corporate aircraft based upon the incremental cost of such usage to the Corporation.

Grants of Plan-Based Awards

The following table provides information on 2024 awards granted to our NEOs.

							Estimated Future Payouts			All Other	All Other
				Estimated Future Payouts Under Non-Equity			Under Equity Incentive Plan			Stock	Option
				Incentive Plan Awards			Awards			Awards:	Awards:
												Exercise
										Number	Number of	or Base	Grant Date
			Date of							of Shares	Securities	Price of	Fair Value of
			Compensation							of Stock	Underlying	Option	Stock and
			Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Grant Date		Approval	($) (2)	($) (2)	($) (2)	(#)	(#)	(#)	(#)	(#)	($/sh)	Awards (3)
Charles W. Ergen	—		—	$—	$—	$—	—	—	—	—	—	$—	$—

Hamid Akhavan	01/01/2024		10/01/2023	$—	$—	$—	—	—	—	263,158	—	$—	$4,360,528
	04/01/2024	(1)	02/23/2024	$—	$2,500,000	$3,250,000	—	—	—	—	490,000	$14.04	$—

John W. Swieringa	01/01/2024		08/07/2023	$—	$—	$—	—	—	—	70,175	175,439	$14.04	$2,367,417
	04/01/2024	(1)	02/23/2024	$—	$—	$—	—	—	17,543	—	158,947	$14.04	$604,490

Paul W. Orban	04/01/2024		03/28/2024	$—	$—	$—	—	—	—	—	100,000	$14.04	$607,850
	04/01/2024	(1)	02/23/2024	$—	$—	$—	—	—	7,017	—	109,239	$14.04	$405,042

Dean A. Manson	04/01/2024	(1)	02/23/2024	$—	$667,440	$867,672	—	—	—	—	188,331	$14.04	$348,020
(1)	As previously discussed, on March 4, 2024, we commenced an Exchange Offer to eligible employees (which excludes our co-founders and the independent members of our Board of Directors) to exchange eligible stock options for new options to, among other things, further align employee incentives with the current market. As a result of the Exchange Offer, options to purchase shares under the 2019 LTIP were exchanged and the exercise price of these options was adjusted to $14.04 effective April 1, 2024.
(2)	These amounts reflect threshold, target, and maximum payout amounts for 2024 for our NEOs under our Executive Officer Bonus Incentive Plan. There are no guaranteed minimum amounts payable under our Executive Officer Bonus Incentive Plan, and maximum amounts may exceed these numbers if approved by the Compensation Committee. See “Summary Compensation Table” for actual short-term cash incentives earned by our NEOs for 2024 under our Executive Officer Bonus Incentive Plan.
(3)	Amounts reported reflect the aggregate grant date fair values in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 14 to the Corporation’s audited financial statements for the fiscal years ended December 31, 2024 included in the Corporation’s Annual Reports on Form 10-K filed with the SEC on February 27, 2025.

Outstanding Equity Awards at Fiscal Year-End

Except as indicated elsewhere, all awards reflected in this table were made in our Class A Shares, were granted under the terms of our Stock Incentive Plans and were outstanding as of December 31, 2024.

	Option Awards						Stock Awards
							Equity
							Incentive	Equity
							Plan	Incentive
			Equity				Awards:	Plan
			Incentive				Number of	Awards:
		Number of	Plan Awards:				Unearned	Market or
	Number of	Securities	Number of				Shares,	Payout Value
	Securities	Underlying	Securities				Units or	of Unearned
	Underlying	Unexercised	Underlying				Other	Shares, Units
	Unexercised	Options	Unexercised	Option			Rights	or Other
	Options	(#)	Unearned	Exercise	Option		That Have	Rights That
	(#)	Unexercisable	Options	Price	Expiration		Not Vested	Have Not
Name	Exercisable	(2)	(#) (3)	($)	Date		(#)	Vested (4) ($)
Charles W. Ergen	—	—	21,052	$165.11	01/01/2027		—	$—
	575,373	—		$49.49	04/01/2027		—	$—
	44,913	—	7,717	$100.95	10/01/2028		—	$—
	877,192	—	3,508,770	$78.98	02/06/2031		—	$—

Hamid Akhavan (1)	233,918	467,836	—	$16.57	12/31/2033		—	$—
	163,332	326,668	—	$14.04	04/01/2034	(5)	—	$—

John W. Swieringa	—	—	—	$—	—		21,053	$482,114
	—	—	21,052	$165.11	01/01/2027		—	$—
	—	—	7,717	$57.01	07/22/2032		—	$—
	—	175,439	—	$16.57	01/01/2034		70,175	$1,607,008
	48,176	122,467	5,847	$14.04	04/01/2034	(5)	—	$—

Paul W. Orban	—	—	10,526	$165.11	01/01/2027		—	$—
	—	—	11,810	$57.01	07/22/2032		—	$—
	26,702	187,215	2,339	$14.04	04/01/2034	(5)	—	$—

Dean A. Manson	52,932	135,399	—	$14.04	04/01/2034	(5)	—	$—
(1)	For Mr. Akhavan, all option awards that were not fully vested as of December 31, 2024, vest at the rate of one-third per year, commencing one year after the grant date, if he remains is employed by EchoStar or its subsidiaries on each vesting date, subject to accelerated vesting as described below under the heading Potential Payments upon Termination or Following a Change in Control.
(2)	Awards granted under Stock Incentive Plans generally vest at the rate of 20% per year commencing one year from the date of grant.
(3)	Awards granted under DISH Network’s performance-based plans vest at various times based on certain company-specific goals, discussed under “2019 Long-Term Incentive Plan” and “2022 Incentive Plan” above.
(4)	Amount represents the number of unvested, performance-based restricted stock units multiplied by $22.90, the closing market price of the Company’s Class A Shares on December 30, 2024.
(5)	As previously discussed, on March 4, 2024, we commenced an Exchange Offer to eligible employees (which excludes our co-founders and the independent members of our Board of Directors) to exchange eligible stock options for new options to, among other things, further align employee incentives with the current market. As a result of the Exchange Offer, options to purchase shares under the 2019 LTIP were exchanged and the exercise price of these options was adjusted to $14.04 effective April 1, 2024.
(6)	Restricted stock awarded on January 1, 2022 under DISH Network’s Stock Incentive Plans.

Option Exercises and Stock Vested

The following table summarizes the exercises of stock options by our NEOs and the vesting of stock and restricted stock units held by our NEOs during the year ended December 31, 2024.

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of	Value
	Acquired	Realized on	Shares	Realized on
	on Exercise	Exercise (1)	Acquired	Vesting
Name	(#)	($)	on Vesting (#)	($)
Charles W. Ergen	—	$—	413	$5,576
Hamid Akhavan	—	$—	263,158	$6,026,318
John W. Swieringa	—	$—	7,276	$98,226
Paul W. Orban	—	$—	190	$2,565
Dean A. Manson	—	$—	—	$—
(1)

The value realized on exercise is computed by multiplying the difference between: (i) for stock options, the exercise price of the stock option and the market price of the shares by the number of shares with respect to which the option was exercised; and (ii) for other stock awards, zero and the closing market price of the shares on the date of acquisition (or the prior trading day if the date of acquisition was not a trading day) by the number of shares acquired.

Nonqualified Deferred Compensation

The following table summarizes nonqualified deferred compensation earned or contributed by, or on behalf of, our NEOs under our Nonqualified Plan for the year ended December 31, 2024.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	2024	2024	2024	Distributions	12/31/24
Charles W. Ergen	$—	$—	$—	$—	$—
Hamid Akhavan	$—	$—	$—	$—	$—
John W. Swieringa	$—	$—	$—	$—	$—
Paul W. Orban	$—	$—	$—	$—	$—
Dean A. Manson	$60,716	$—	$69,131	$—	$860,967
(1)	Aggregate earnings are dependent on the investment decisions the executive has made. All earnings are market earnings, and none are preferential or set by the Corporation.

Potential Payments upon Termination or Following a Change in Control

As discussed in “Compensation Discussion and Analysis” above, we do not offer severance to our NEOs upon a termination of employment or a change on control. However, our standard executive option agreements and restricted stock unit agreements given to our NEOs have generally included acceleration of vesting following a change in control for those executive officers who are terminated by us or the surviving entity, as applicable, for any reason other than for cause during the twenty-four month period following such change in control. There are no benefits under such agreements triggered solely by a change in control or solely because of termination.

Generally, under our standard executive option agreements and restricted stock unit agreements, a “change in control” is deemed to occur upon:  (i) a transaction or a series of transactions the result of which is that any person (other than Mr. Ergen, our controlling shareholder, or a related party) individually owns more than 50% of the total equity interests of either (a) EchoStar or (b) the surviving entity in any such transaction(s) or a controlling affiliate of such surviving entity in such transaction(s); and (ii) except in the case of awards under the 2017 Stock Incentive Plan, the first day on which a majority of the members of the Board of Directors are not continuing directors (as such term is used in the individual award agreements).

With respect Mr. Akhavan’s grants of option and restricted stock awards, if Mr. Akhavan’s employment is terminated without cause or due to constructive termination, then (i) any outstanding annual RSU award relating to the year in which such termination occurs will fully vest and (ii) a portion of any outstanding sign-on option award will vest based on the date of such termination.

The table below provides the estimated benefits that would have been provided to our NEOs assuming the NEO’s employment had been terminated by the Company or the surviving entity other than for cause on December 31, 2024 upon the occurrence of a change in control using the per-share value of Common Shares as of December 31, 2024.

Maximum
Value of
Accelerated
Vesting of
Name	Options
Charles W. Ergen (1)	$—
Hamid Akhavan (2)	$5,855,680
John W. Swieringa (2)	$2,195,586
Paul W. Orban (2)	$1,658,725
Dean A. Manson (2)	$1,199,635

(1)	Assuming a change in control were to have taken place as of December 31, 2024, and Mr. Ergen was terminated by EchoStar or the surviving entity at such date, the value of potentially accelerated unvested options for Mr. Ergen would be zero because all non-performance based unvested stock options held by Mr. Ergen were out-of-the-money using the December 31, 2024 stock value of $22.90.
(2)	Amount represents the value of non-performance based options that vest assuming a change in control were to have taken place as of December 31, 2024, and these executives were terminated other than for cause by EchoStar or the surviving entity at such date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock unit awards and the Class A Shares reserved for future issuance under our equity compensation plans, including the Stock Incentive Plans, Director Plans and the ESPP, as of December 31, 2024:

Number of
	Number of		Securities
	Securities to	Weighted-	Remaining
	be Issued	Average	Available for
	Upon	Exercise	Future Issuance
	Exercise of	Price of	Under Equity
	Outstanding	Outstanding	Compensation
	Options,	Options,	Plans (excluding
	Warrants	Warrants	securities
	and Rights	and Rights	reflected in
Plan Category	(a)	(b) (1)	column (a)) (c) (2)
Equity compensation plans approved by security holders	13,650,261	$44.58	25,101,528
Equity compensation plans not approved by security holders	—	—	—
Total	13,650,261	$44.58	25,101,528
(1)	The calculation of the weighted-average exercise price of outstanding options, warrants and rights excludes restricted stock units that provide for the issuance of Class A Shares upon vesting because these awards do not require payment of an exercise price in order to obtain the underlying shares upon vesting.
(2)	These securities are composed of 21,109,937; 620,630; and 3,370,961 Class A Shares remaining available for future issuance under our Stock Incentive Plan, Director Plans, and ESPP, respectively. The annual maximum that any employee may purchase under our ESPP is $25,000 in fair market value of Class A Shares per year. Our 2008 Stock Incentive Plan expired on January 1, 2018, and no new awards have been or will be granted under this plan after May 2, 2017, but any awards previously granted under this plan remain outstanding and will vest and/or be exercised in accordance with their terms. The shares available for issuance under the 2008 Class B Chairman Stock Option Plan are not included.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted a written policy for the review and approval of transactions involving EchoStar or our subsidiaries, on the one hand, and certain related parties, such as directors or executive officers and their immediate family members on the other hand. We distribute questionnaires to our officers and directors on a quarterly basis. Our Chief Legal Officer directs the appropriate review of potential related-party transactions and schedules their presentation at meetings of the Audit Committee and/or the Board of Directors, as applicable. Generally, our Audit Committee and/or the Board of Directors, as applicable, must approve these transactions, with all interested parties abstaining from the vote. Once each calendar year, the Audit Committee and/or the Board of Directors, as applicable, undertake a review of certain recurring potential related-party transactions to determine whether to approve the continuation of such transactions, with all interested parties abstaining. For purposes of this section entitled “Certain Relationships and Related Party Transactions” the terms “we,” “us,” “EchoStar,” the “Corporation,” the “Company” and “our” refer to EchoStar Corporation and its subsidiaries.

Related Party Transactions with Broadband Connectivity Solutions (Restricted) Limited (“BCS”)

We own 20% of BCS, a joint venture that we entered into in 2018 to provide commercial Ka-band satellite broadband services across Africa, the Middle East, and southwest Asia operating over Yahsat’s Al Yah 2 and Al Yah 3 Ka-band satellites. We earned revenue of approximately $3.3 million from BCS during the year ended December 31, 2024.

Related Party Transactions with CONX

On March 10, 2024, CONX, a special purpose acquisition company at that time, substantially owned beneficially by Mr. Ergen, entered into a definitive purchase and sale agreement with one of the Company’s subsidiaries for CONX’s purchase of certain commercial real estate property, comprising the corporate headquarters of our DISH Wireless business, for a purchase price of $26.75 million, net of deferred tax. The transaction closed May 1, 2024.

Concurrently with the transaction closing on May 1, 2024 we entered into an agreement to lease back the property from CONX for an initial 10 year term. During 2024, the Company paid CONX $2 million for this lease.

Related Party Transactions with Certain Members of Our Board of Directors

Ergen Family. During 2024, Mrs. Cantey Ergen served as a senior advisor and as a member of our Board of Directors, and was paid approximately $100,000.

During 2024, we employed Mrs. Katie Flynn, the daughter of Mr. and Mrs. Ergen, as Vice President, Growth and Go To Market and paid Mrs. Flynn a salary of $225,000. Mrs. Flynn was also granted: (i) a time-vested option to purchase 10,000 of the Company’s Class A Shares with a strike price equal to the fair market value on the grant date of April 1, 2024; and (ii) a performance award grant under the 2022 Incentive Plan. During 2024, we also employed Mr. Kevin Murray, the son-in-law of Mr. and Mrs. Ergen, as a Senior Corporate Development Analyst and paid him approximately $150,000. Mr. Murray was also granted a time-vested option to purchase 2,500 of the Company’s Class A Shares with a strike price equal to the fair market value on the grant date of July 1, 2024.

During 2025, we expect to continue to employ Mrs. Ergen, Mrs. Flynn, Mr. Murray and certain other Ergen children. While the amount paid during 2025 will depend on the time and services that will be provided, we expect to pay Mrs. Ergen approximately $100,000. While the amount paid during 2025 will depend on the time and services that will be provided, we expect to pay Mrs. Flynn approximately $250,000, and Mr. Murray approximately $170,000.   In addition, in April 2025, we expect to award Mr. Murray an option to purchase an additional 2,500 Class A Shares under our Stock Incentive Plans.

Stephen J. Bye. DISH purchases network performance data and software licenses from Ookla LLC, a division of Ziff Davis, Inc., for which the Company paid $380,000 in 2024. Stephen Bye serves as President and Chief Executive Officer of Ookla LLC.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

We customarily ask our shareholders to ratify the appointment of our independent registered public accounting firm at each annual meeting. The Audit Committee and the Board of Directors have selected and appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and we are asking our shareholders to ratify this appointment at the Annual Meeting. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of EchoStar. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of shareholders.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

Principal Accountant Fees and Services

The following table presents fees for the aggregate professional audit services rendered by KPMG LLP for the annual audit of the financial statements of EchoStar and its subsidiaries for the years ended December 31, 2024 and 2023, and fees billed for other services rendered by KPMG LLP to EchoStar and its subsidiaries during those periods. We have reported the fees billed for services rendered to both EchoStar and its subsidiaries because the services are not rendered or billed specifically for us but for the EchoStar consolidated group as a whole. Prior year fees paid to KPMG for both EchoStar and DISH Network pre-Merger have been combined to be consistent with the current year presentation.

	For the Years Ended
	December 31,
	2024	2023
Audit Fees (1)	$7,756,168	$9,724,769
Audit-Related Fees (2)	480,000	1,052,603
Total Audit and Audit-Related Fees	8,236,168	10,777,372
Tax Compliance Fees	643,786	858,580
All Other Fees (3)	141,744	115,000
Total Fees	$9,021,698	$11,750,952
(1)	Consists of fees for the audit of our and our subsidiaries’ consolidated financial statements included in our 2024 and 2023 Form 10-K, review of our and our subsidiaries’ unaudited financial statements included in our Quarterly Reports on Form 10-Q and fees in connection with statutory and other audits of our foreign subsidiaries.
(2)	Consists of fees for assurance and other services that are provided in connection with the issuance of consents, comfort letters, certifications, and professional consultations with respect to accounting issues or matters that are non-recurring in nature.
(3)	Consists of fees for services related to review of contract compliance.

Audit Committee Pre-Approval Process

The Audit Committee is responsible for appointing, setting compensation, retaining, and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a process regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests are submitted to the Audit Committee in one of the following ways:

●	Request for approval of services at a meeting of the Audit Committee; or
●	Request for approval of services by members of the Audit Committee acting by written consent.

The request may be made with respect to either specific services or a type of service for predictable or recurring services. All of the fees paid by us to KPMG LLP for services for 2024 and 2023 were pre-approved by the Audit Committee or by management pursuant to delegation from the Audit Committee.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of EchoStar’s financial reporting process, as is more fully described in the committee charter. EchoStar’s management is responsible for conducting its financial reporting process, applying its system of internal controls, and preparing and presenting of consolidated financial statements in accordance with generally accepted accounting principles. EchoStar’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. Our responsibility as a committee is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. We are not and may not be employees of EchoStar, and we may not represent ourselves to be, or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on representations made by EchoStar’s management that its financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We have also relied on representations that EchoStar’s independent registered public accounting firm included in its report on EchoStar’s financial statements. Our oversight does not provide us with an independent basis upon which to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our committee proceedings and discussions with EchoStar’s management and independent registered public accounting firm are not intended to assure that EchoStar’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of EchoStar’s financial statements has been carried out in accordance with the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the Securities and Exchange Commission, or that EchoStar’s independent registered public accounting firm is in fact “independent.”

In the performance of the Audit Committee’s oversight function, we reviewed EchoStar’s audited financial statements for the fiscal year ended December 31, 2024, and discussed them with EchoStar management. We also discussed these audited financial statements with EchoStar’s independent registered public accounting firm. Our discussions with the independent registered public accounting firm included matters that the PCAOB’s rules require us to discuss. We also discussed with them their independence and any relationship that might affect their objectivity or independence. In connection with these discussions, we received and reviewed the written disclosures from KPMG LLP required by applicable PCAOB requirements. Finally, we have considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining their independence.

Based on the reviews and discussions referred to above, we are not aware of any relationship between the independent registered public accounting firm and EchoStar that affects the objectivity or independence of the independent registered public accounting firm. Based on these discussions and our review as described above, we recommended to the Board of Directors that its audited financial statements for fiscal year 2024 be included in EchoStar’s Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Respectfully submitted,

The Audit Committee (approved February 20, 2025)

George R. Brokaw (Chair)

Lisa W. Hershman

Tom A. Ortolf

William D. Wade

OTHER MATTERS

Management knows of no other business that will be presented at the Annual Meeting other than that which is set forth in this Proxy Statement. However, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy card will have discretionary authority to vote on such matter.

ADDITIONAL INFORMATION

Where to Get Additional Information

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of that website is http://www.echostar.com

Cost of Proxy Solicitation

We will bear the cost of the solicitation of proxies on behalf of the Board of Directors. In addition to the use of the mail, proxies may be solicited by us personally, by telephone, or by similar means. None of our directors, officers, or employees will be specifically compensated for those activities. We do not expect to pay any compensation for the solicitation of proxies. However, we will reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons holding our shares in their names, or in the names of nominees, at approved rates for their reasonable expenses in forwarding proxy materials to beneficial owners of securities held of record by them and obtaining their proxies.

Shareholder Communications

General. We provide an informal process for shareholders to send communications to our Board of Directors and its members. Shareholders who wish to contact the Board of Directors or any of its members may do so by writing to EchoStar Corporation, Attn: Board of Directors, 9601 South Meridian Boulevard, Englewood, Colorado 80112. At the direction of the Board of Directors, all mail received will be opened and screened for security purposes. Correspondence directed to an individual Board member is referred to that member. Correspondence not directed to a particular Board member is referred to Mr. Dean A. Manson, our Chief Legal Officer and Secretary.  Mr. Manson’s office will forward applicable letters to the Board of Directors, unless the envelope specifies that it should be delivered to a specific director or employee.

Submission of Shareholder Proposals and Director Nominations for the 2026 Annual Meeting. Shareholders who intend to submit a proposal or director nomination for consideration for inclusion in our proxy materials for presentation at our 2026 Annual Meeting of shareholders (the “2026 Annual Meeting”) must submit the proposal or director nomination to us no later than November 21, 2025 (120 days prior to the anniversary of the mailing date of this Proxy Statement).

In accordance with our bylaws, for a proposal or director nomination not included in our proxy materials to be brought before the 2026 Annual Meeting, a shareholder’s notice of the proposal or director nomination that the shareholder wishes to present must be delivered to Mr. Dean A. Manson, our Chief Legal Officer and Secretary, at EchoStar Corporation, 9601 South Meridian Boulevard, Englewood, Colorado 80112 not less than 90 nor more than 120 days prior to the first anniversary of the 2025 Annual Meeting of Shareholders. Accordingly, based on the date of our 2025 Annual Meeting of Shareholders, any notice given pursuant to our bylaws and outside the process of Rule 14a-8 must be received no earlier than January 2, 2026, and no later than February 1, 2026. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 3, 2026. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or director nomination that does not comply with these and other applicable requirements.

By Order of the Board of Directors

DEAN A. MANSON

Chief Legal Officer and Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V64259-P27852-Z89554 ! ! ! 01) Kathleen Q. Abernathy 02) Hamid Akhavan 03) George R. Brokaw 04) Stephen J. Bye 05) James DeFranco 06) R. Stanton Dodge 07) Cantey M. Ergen 08) Charles W. Ergen 09) Lisa W. Hershman 10) Tom A. Ortolf 11) William D. Wade For All Withhold All For All Except For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ECHOSTAR CORPORATION 9601 SOUTH MERIDIAN BOULEVARD ENGLEWOOD, CO 80112 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SATS2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 2. To ratify the appointment of KPMG LLP as EchoStar Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2025. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ECHOSTAR CORPORATION 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following: SCAN TO VIEW MATERIALS & VOTEw

V64260-P27852-Z89554 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement and form of proxy are available at www.proxyvote.com. ECHOSTAR CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Charles W. Ergen and Dean A. Manson, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated on the reverse, all Class A Shares and Class B Shares of EchoStar Corporation held of record by the undersigned on March 11, 2025, at the Annual Meeting of Shareholders to be held on May 2, 2025, or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE ELEVEN DIRECTORS SET FORTH ON THE REVERSE SIDE, AND (2) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS ECHOSTAR CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025. THIS PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO PROPOSALS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. THE TENDER OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING OR TO SUBMIT A LATER DATED REVOCATION OR AMENDMENT TO THIS PROXY ON ANY OF THE ISSUES SET FORTH ON THE REVERSE. Continued and to be signed on reverse side